EXHIBIT 10.1

TRANSFER AND CONTRIBUTION AGREEMENT

BY AND AMONG

LEAF FINANCIAL CORPORATION

RESOURCE TRS, INC.

RESOURCE CAPITAL CORP.

MANAGEMENT PARTIES NAMED HEREIN

AND

LEAF COMMERCIAL CAPITAL, INC.

Dated as of January 4, 2011

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
1.1	Certain Definitions.	2
1.2	Terms Defined Elsewhere in this Agreement	7
1.3	Other Definitional and Interpretive Matters	8
ARTCILE II TRANSFER AND CONTRIBUTION OF ASSETS		10
2.1	Transfer and Contribution of Assets	10
2.2	Certain Provisions Relating to RCC Transferred Assets	10
2.3	Assumed Liabilities	11
2.4	Assumed Obligations	11
2.5	Retained Assets	11
2.6	Retained Liabilities	11
2.7	Section 351 of the Code	11
ARTICLE III CLOSING AND TERMINATION		11
3.1	Closing Date.	11
3.2	Termination of Agreement	12
3.3	Procedure Upon Termination.	12
3.4	Effect of Termination	12
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF LEAF FINANCIAL		13
4.1	Organization and Good Standing.	13
4.2	Authorization of Agreement.	13
4.3	Conflicts; Consents of Third Parties.	14
4.4	LEAF Financing Contracts	14
4.5	Financial Statements	17
4.6	Absence of Certain Developments	17
4.7	Taxes	17
4.8	Real Property	18
4.9	Tangible Personal Property	18
4.10	Intellectual Property.	18
4.11	Material Contracts.	19
4.12	Labor	19

4.13	Litigation.	19
4.14	Compliance with Laws; Permits	19
4.15	Environmental Matters.	20
4.16	Leasing Business	21
4.17	Financial Advisors	21
4.18	Basis in LEAF Transferred Assets	21
4.19	No Other Representations or Warranties; Schedules	21
ARTICLE V REPRESENTATIONS AND WARRANTIES OF MANAGEMENTPARTIES		21
5.1	Authority to Enter into Agreement	22
5.2	Conflicts; Consents of Third Parties	22
5.3	No Liens	22
5.4	Financial Advisors	22
5.5	Basis in Management Party Transferred Assets	23
5.6	No Other Representations or Warranties; Schedules	23
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF TRS AND RCC		23
6.1	Organization and Good Standing	23
6.2	Authorization of Agreement	24
6.3	Conflicts; Consents of Third Parties	24
6.4	LRF Financing Contracts	25
6.5	RCC Financing Contracts	27
6.6	Litigation	29
6.7	Compliance with Laws; Permits	29
6.8	Environmental Matters	30
6.9	Financial Advisors.	30
6.10	Basis in RCC Transferred Assets	30
6.11	No Other Representations or Warranties; Schedules	30
ARTCILE VII REPRESENTATIONS AND WARRANTIES OF TRANSFEREE		31
7.1	Organization and Good Standing	31
7.2	Authorization of Agreement	31
7.3	Authorized Capitalization	31
7.4	Valid Issuance of Shares	31
7.5	Conflicts; Consents of Third Parties	32
7.6	Litigation	32

7.7	Financial Advisors.	32
7.8	Condition of the Business and Assets	33
ARTICLE VIII COVENANTS		33
8.3	Services with Respect to Retained Assets; Transition Services	33
8.4	Conduct of Business Pending the Closing	33
8.3	Consents	33
8.4	Treatment of Transfer of RCC Transferred Assets	34
8.5	Further Assurances	34
8.6	Non-Competition; Non-Solicitation	34
8.7	Preservation of Records	36
8.8	Publicity	36
8.9	Use of Name	37
8.10	Employment and Employee Benefits	37
8.11	Disclosure Schedules; Supplementation and Amendment of Schedules	37
ARTICLE IX CONDITIONS TO CLOSING		37
9.1	Conditions Precedent to Obligations of Transferee.	37
9.2	Conditions Precedent to Obligations of the Contributors.	38
9.3	Frustration of Closing Conditions.	40
ARTICLE X INDEMNIFICATION		40
10.1	Survival of Representations and Warranties	40
10.2	Indemnification by the Contributors	40
10.3	Indemnification by Transferee	41
10.4	Indemnification Procedures	41
10.5	Certain Limitations on Indemnification.	43
10.6	Calculation of Losses.	43
10.7	Exclusive Remedy	43
ARTICLE XI MISCELLANEOUS		43
11.1	Tax Matters	43
11.2	Expenses	44
11.3	Submission to Jurisdiction; Consent to Service of Process	44
11.4	Entire Agreement; Amendments and Waivers	44
11.5	Governing Law	45
11.6	Notices	45

11.7	Severability	46
11.8	Binding Effect; Assignment	46
11.9	Non-Recourse	46
11.10	Counterparts	47

Schedules and Exhibits

Exhibit A
Exhibit B
Schedule 1.1(a)(i)
Schedule 1.1(a)(ii)
Schedule 1.1(a)(iii)
Schedule 1.1(b)(i)
Schedule 1.1 (b)(ii)
Schedule 1.1 (c)(i)
Schedule 1.1 (c)(ii)
Schedule 1.1 (c)(iii)
Schedule 1.1 (d)(i)
Schedule 1.1 (d)(ii)
Schedule 1.1(e)(i)
Schedule 1.1(e)(ii)
Schedule 1.1(e)(iii)
Schedule 1.1(e)(iv)
Schedule 1.1(f)
Schedule 1.1(g)
Schedule 1.1(h)

Management Parties
Form of Exchange Letters
LEAF Financial Transferred Assets
Validity of LEAF Financing Contracts
Enforceability and Defaults of LEAF Financing Contracts
Assumed Liabilities
Assumed Obligations
LRF Financing Contacts
Validity of LRF Financing Contracts
Enforceability and Defaults of LRF Financing Contracts
Knowledge of LEAF Financial Persons
Knowledge of RCC and TRS Persons
TRS Interest in LRF
RCC Financing Contracts
Validity of RCC Financing Contracts
Enforceability and Defaults of RCC Financing Contracts
Retained Assets
Retained Liabilities
Series A Preferred Stock Designations

Schedule 2.1(b)(i)	Form of Warrant
Schedule 2.1(b)(ii)	Form of Share Purchase Agreement
Schedule 2.1(c)(i)	Management Non-Competition Agreement
Schedule 2.1(c)(ii)	Management Non-Solicitation Agreement
Schedule 2.1(c)(iii)	Assignment
Schedule 4.3(a)	Conflicts
Schedule 4.3(b)	Consents
Schedule 4.4(f)	Non-U.S. Obligors
Schedule 4.4(k)	Delivery of Property
Schedule 4.4(l)	Title to Property
Schedule 4.5	Financial Statements
Schedule 4.6	Absence of Certain Changes
Schedule 4.7	Non-Timely Tax Returns
Schedule 4.8(i)	Real Property and Real Property Leases
Schedule 4.8(ii)	Lien or Defaults on Real Property Leases
Schedule 4.8(iii)	Missouri Property Lease
Schedule 4.9	Tangible Personal Property
Schedule 4.10	Intellectual Property
Schedule 4.11(a)	Material Contracts
Schedule 4.11(b)	Material Contracts in Default
Schedule 4.13	Litigation
Schedule 4.18	Basis in LEAF Financial Transferred Assets
Schedule 5.5	Basis in Management Party Transferred Assets
Schedule 6.3 (a)	Conflicts
Schedule 6.3 (b)	Consents

Schedule 6.4 (g)	Non-U.S. Obligors
Schedule 6.4 (l)	Delivery of Property
Schedule 6.4 (m)	Title to Property
Schedule 6.5 (g)	Non-U.S. Obligors
Schedule 6.5 (l)	Delivery of Property
Schedule 6.5 (m)	Title to Property
Schedule 6.10	Basis of TRS in RCC Transferred Assets
Schedule 8.1(i)	Sub-Servicing Agreement
Schedule 8.1(ii)	Transition Services Agreement

TRANSFER AND CONTRIBUTION AGREEMENT

This TRANSFER AND CONTRIBUTION AGREEMENT (the “Agreement”), dated as of January 4, 2011, by and among LEAF Financial Corporation, a corporation existing under the laws of Delaware (“LEAF Financial”), Resource TRS, Inc., a corporation existing under the laws of Delaware (“TRS”) and Resource Capital Corp., a real estate investment trust existing under the laws of Maryland (“RCC”) (LEAF Financial, TRS and RCC are collectively sometimes referred to as the “Contributors” or individually as a “Contributor”), the Management Parties set forth in Exhibit A hereto (the “Management Parties”) and LEAF Commercial Capital, Inc., a corporation exiting under the laws of Delaware (the “Transferee”).

W I T N E S S E T H:

WHEREAS, LEAF Financial is engaged, either directly or through subsidiaries, in the business of originating and servicing equipment leases and notes (the “Leasing Business”), and in the business of equipment finance fund management and administration (the “Management Business”); and

WHEREAS, RCC, through its subsidiary, TRS, owns all of the equity interest of LEAF Receivables Funding 3, LLC (“LRF”) which owns certain equipment, equipment leases and notes (the “LRF Portfolio”); and

WHEREAS, LEAF Financial desires to transfer and contribute to Transferee, and Transferee desires to receive from LEAF Financial, the assets of LEAF Financial relating to the Leasing Business, and TRS desires to transfer and contribute to Transferee, and Transferee desires to receive from TRS, all of its interest in LRF; and

WHEREAS, as a result of such contributions, LEAF Financial will receive shares of Transferee’s common stock, no par value (“Common Stock”), and TRS will receive shares of Transferee’s Series A Preferred Stock, no par value (“Series A Preferred Stock”), and a warrant to acquire shares of Common Stock (the “Warrant”); and

WHEREAS, Transferee has agreed to assume certain specific liabilities of LEAF Financial; and

WHEREAS, the Management Parties desire to contribute to Transferee shares of LEAF Financial held by them in exchange for shares of Common Stock; and

WHEREAS, LEAF Financial desires that Transferee perform certain of LEAF Financial’s servicing obligations in connection with the Management Business, following consummation of the transactions contemplated by this Agreement and Transferee desires to perform such obligations upon the terms and conditions hereinafter set forth; and

WHEREAS, LEAF Financial has agreed to perform certain services for Transferee following consummation of the transactions contemplated by this Agreement; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions.

(a)           For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Assumed Liabilities” means those liabilities set forth on Schedule 1.1(b)(i), attached hereto.

“Assumed Obligations” means those obligations set forth on Schedule 1.1(b)(ii), attached hereto, and Material Contracts.

 “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Call Option Agreement” means the Call Option Agreement between Transferee and the Management Parties to be delivered at Closing regarding Transferee’s option to purchase common sock from the Management Parties under certain circumstances.

“Certificate of Designation” means the Certificate of Designation, Preferences and Rights of the Series A Preferred Stock.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, no par value, of the Transferee.

 “Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, or license.

“Environmental Law” means any applicable Law currently in effect relating to the protection of the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“GAAP” means accounting principles generally accepted in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste which is regulated or defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law including petroleum, its by-products and asbestos.

“Intellectual Property” means all intellectual property rights used by LEAF Financial in the Leasing Business arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights, (iv) all Software and Technology of LEAF Financial used in the Leasing Business, (v) telephone numbers, facsimile numbers, processes, business and product names, trade secrets, models, designs, methodologies, technical information and know-how relating to the origination and servicing of leases, and (vi) customer lists and vendor contracts relating to the Leasing Business.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge” means the actual knowledge of those Persons identified on Schedule 1.1(d)(i) with respect to LEAF Financial and Schedule 1.1(d)(ii) with respect to RCC and TRS.

“Law” means any foreign, federal, state, local law, common law, statute, code, ordinance, rule or regulation including any stock exchange regulation.

“LEAF Financial Transferred Assets” means all assets of LEAF Financial relating to the Leasing Business, including Intellectual Property and those assets set forth on Schedule 1.1(a)(i) attached hereto, but excluding the Retained Assets.

“LEAF Financing Contract” means any Contract set forth on Schedule 1.1(a)(i) (including any schedule or amendment thereto or assignment, assumption, renewal or novation thereof) and any ancillary agreements relating thereto.

“LRF Financing Contract” means any contract set forth on Schedule 1.1 (c)(i) (including any schedule or amendment thereto or assignment, assumption, renewal or novation thereof) and any ancillary agreement relating thereto.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Material Adverse Effect” with respect to any Person means a material adverse effect on (i) the business, assets, properties, results of operations or financial condition of the Person or (ii) the ability of the Person to consummate the transactions contemplated by this Agreement, other than an effect resulting from an Excluded Matter.  “Excluded Matter” means any one or more of the following: (i) changes in conditions in the U.S. or global economy or capital or financial markets generally except to the extent that such change has a materially disproportionate impact on the industry, or the business, assets, properties, results of operations or financial condition of the Person compared to other similarly situated companies in industry; (ii) the effect of any change arising in connection with earthquakes, hurricanes or other natural disasters, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iii) the effect of any action taken by Transferee or its Affiliates with respect to the transactions contemplated hereby or the LEAF Financial Transferred Assets, in the case of LEAF Financial, or the RCC Transferred Assets, in the case of RCC; (iv) any matter of which the Transferee is aware on the date hereof; (v) any effect resulting from the public announcement of this Agreement, compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement; and (vi) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions in which the Person does business or the equipment leasing or equipment financing industries.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of LEAF Financial or LRF, as applicable, substantially in accordance with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions”  means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances with respect to real property or interests therein disclosed in policies of title insurance delivered to Transferee; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body; (v) title of a lessor under a capital or operating lease; and (vi) such other imperfections in title, charges, easements, restrictions and encumbrances which would not, individually or in the aggregate, result in a Material Adverse Effect.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Portfolio Property” means any asset with respect to which a Contributor is the lessor, seller or secured party, as the case may be, pursuant to the terms of a LEAF Financing Contract, LRF Financing Contract or RCC Financing Contract (whether initially or as an assignee).

“RCC Financing Contract” means any Contract set forth on Schedule 1.1(e)(ii) (including any schedule or amendment thereto or assignment, assumption, renewal or novation thereof) and any ancillary agreement relating thereto.

“RCC Transferred Assets” means the entire interest of TRS in LRF, as set forth on Schedule 1.1(e)(i) attached hereto, and the RCC Financing Contracts set forth an Schedule 1.1(e)(ii) attached hereto, together with its entire interest in the Portfolio Properties or other assets relating to the RCC Financing Contracts.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, migration or leaching into the environment.

“Remedial Action” means all actions required under Environmental Laws to (i) clean up, remove, treat or address any Hazardous Material in the environment at levels exceeding those allowed by applicable Environmental Laws, including pre-remedial studies and investigations or post-remedial monitoring and care.

“Residual” means, with respect to any item of Portfolio Property, its estimated value upon expiration of the LEAF Financing Contract or LRF Financing Contract to which it is subject, as determined by LEAF Financial or TRS, respectively, and established on its books and records at the inception of such Financing Contract.

“Retained Assets” means those assets of LEAF Financial relating to the Management Business, as set forth on Schedule 1.1(f) attached hereto, which are not part of the sale and purchase contemplated hereunder, and are excluded from the LEAF Financial Transferred Assets and shall remain the property of LEAF Financial after the Closing.

“Retained Liabilities” means any other Liabilities or Indebtedness of LEAF Financial whatsoever not included in the Assumed Liabilities, including those set forth in Schedule 1.1(g) attached hereto.

“Series A Preferred Stock” means the Series A Preferred Stock, no par value, of Transferee which shall have those rights, designations and preferences set forth in Schedule 1.1(h) attached hereto.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

“Subsidiary” means, in respect of any Person, any Person in which such first Person, directly or indirectly, beneficially owns more than 50% of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Contributor or any of its Affiliates.

“Technology” means, collectively, all information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs,

subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by LEAF Financial in the Leasing Business.

“Threat of Release” means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the environment that may result from such Release.

“Transaction Documents” means this Agreement, the Share Purchase Agreement the Sub-Servicing Agreement, the Transaction Services Agreement, the Warrants, the Call Option Agreement, the Management Non-Competition Agreement, the Management Non-Solicitation Agreement, the Exchange Letters, the Missouri Property Lease and the Certificate of Designation.

1.2           Terms Defined Elsewhere in this Agreement.

For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Agreement	Recitals
Assignment	2.1(c)
Closing	3.1
Closing Date	3.1
Common Stock	Recitals
Confidential Information	8.6(c)
Contributor	Recitals
Contributor Indemnified Parties	10.3(a)
Exchange Letters	2.1(c)
Excluded Matter	1.1 (in definition of Material Adverse Effect)
Indemnification Claim	10.4(b)
LEAF Financial	Recitals
LEAF Financial Documents	Recitals
LEAF Financial Statements	4.5
LEAF Property	4.8
LEAF Transferred Subsidiary	4.1
Leasing Business	Recitals
Loss	10.2(a)
LRF Financing Contracts	6.4 (a)
LRF Portfolio	Recitals
Management Business	Recitals

Term	Section
Management Non-Competition Agreement	2.1(c)
Management Non-Solicitation Agreement	2.1(c)
Management Parties	Recitals; Exhibit A
Material Contracts	4.11(a)
Missouri Property	4.8
Missouri Property Lease	4.8
Non-Compete Period	8.6(a)
Owned Property	4.8
Personal Property Leases	4.9
RCC	Recitals
RCC Documents	6.2
Real Property Lease	4.8
Restricted Business	8.6
Series A Preferred Stock	Recitals
Share Purchase Agreement	2.1(b)
Sub-Servicing Agreement	8.1
Survival Period	10.1
Termination Date	3.2(a)
Transferee	Recitals
Transferee Documents	7.2
Transferee Indemnified Parties	10.2(a)
Transition Services Agreement	8.1
TRS	Recitals
Warrant	2.1(b)

1.3           Other Definitional and Interpretive Matters.

(a)           Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to “$” shall mean U.S. dollars.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

Schedules.  The Schedules and any exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Schedules and any exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule.  Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect.  No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.  Any capitalized terms used in any Schedule or exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

TRANSFER AND CONTRIBUTION OF ASSETS

2.1           Transfer and Contribution of Assets.

(a)           Upon the terms and subject to the conditions contained herein, on the Closing Date, LEAF Financial shall transfer and contribute the LEAF Financial Transferred Assets to the Transferee in exchange for 3,700 shares of Common Stock.

(b)           Upon the terms and subject to the conditions contained herein, on the Closing Date, TRS shall (i) transfer to Transferee, and Transferee agrees to acquire from TRS, the RCC Transferred Assets and (ii) contribute $5,221,283 in cash to Transferee, in exchange for 2,626.783 shares of Series A Preferred Stock and a warrant, in the form annexed hereto as Schedule 2.1(b)(i), to acquire 4,800 shares of Common Stock for an exercise price of $.01 per share (the “Warrant”).  TRS shall also deliver to Transferee a Share Purchase Agreement in the form annexed hereto as Schedule 2.1(b)(ii) to permit Transferee, on the terms and subject to the conditions therein set forth, to put up to 1,000 shares of Series A Preferred Stock to TRS at a purchase price of $10,000 per share for up to six months following the Closing (the “Share Purchase Agreement”).

(c)           Upon the terms and subject to the conditions contained herein, on the Closing Date the Management Parties shall each contribute to Transferee all of the shares of LEAF Financial common stock held by them in exchange for Common Stock,  as set forth in their respective exchange letters (the “Exchange Letters”), a form of which is annexed hereto as Exhibit B, and shall deliver either (i) for Miles Herman and David English, a Management Non-Competition Agreement in the form annexed hereto as Schedule 2.1(c)(i) (the “Management Non-Competition Agreement”); (ii) for the other Management Parties, a Management Non-Solicitation Agreement in the form annexed hereto as Schedule 2.1(c)(ii) (the “Management Non-Solicitation Agreement”) or (iii) for Crit DeMent, the Assignment of Employment Agreement in the form annexed hereto as Schedule 2.1(c)(iii) (the “Assignment”).

2.2           Certain Provisions Relating to RCC Transferred Assets

(a)           The sale of the RCC Transferred Assets is intended to be a true and absolute sale (free and clear of any Liens) of all of the right, title and interest of TRS in, to and under the RCC Transferred Assets for all purposes and without recourse.

(b)           It is the intent of TRS and the Transferee that, after the transfer of the RCC Transferred Assets by TRS to Transferee pursuant to this Agreement, the RCC Transferred Assets shall not be part of the estate of TRS in the event of the filing of a bankruptcy petition by or against TRS under any bankruptcy or similar law.

(c)           After consummation of the transactions contemplated by this Agreement, TRS shall not agree to modify, amend, waive, release, supplement or otherwise change any of the terms or conditions of any RCC Transferred Asset.

(d)           After consummation of the transactions contemplated by this Agreement, if TRS receives any dividends or other amounts in respect of the RCC Transferred Assets, it shall hold such amounts in trust for Transferee and immediately remit such amounts to the Transferee in accordance with the Transferee’s instructions, in the exact form received.

(e)           TRS shall have no right or obligation under this Agreement, by implication or otherwise, to repurchase from the Transferee any RCC Transferred Assets, or to rescind or otherwise retroactively effect any transfer of any RCC Transferred Assets, after the date of the transfer thereof.

(f)           After consummation of the transactions contemplated by this Agreement, TRS shall not take any action inconsistent with the Transferee’s ownership of the RCC Transferred Assets and shall not claim any ownership interest in the RCC Transferred Assets.

(g)           After consummation of the transactions contemplated by this Agreement, Transferee shall file a UCC-1 financing statement, as contemplated by Article 9 of the Uniform Commercial Code, in order to perfect its acquisition of the RCC Transferred Assets.

2.3           Assumed Liabilities. Upon the terms and subject to the conditions contained herein, on the Closing Date, Transferee shall assume responsibility for and pay, perform, discharge or otherwise satisfy all of the Assumed Liabilities as each Assumed Liability becomes due.

2.4           Assumed Obligations.  Upon the terms and subject to the conditions contained herein, on the Closing Date, Transferee shall assume responsibility for and pay, perform, discharge or otherwise satisfy all of the Assumed Obligations as each Assumed Obligation becomes due.

2.5           Retained Assets.  LEAF Financial shall retain, and Transferee is not acquiring, the Retained Assets.

2.6           Retained Liabilities.  Except as otherwise provided in this Agreement, Transferee will not assume or be responsible for any Retained Liabilities, and LEAF Financial shall remain liable and responsible for the Retained Liabilities.

2.7           Section 351 of the Code.  The parties hereto acknowledge and agree that the contributions effected pursuant to this Article II qualify as transfers to a controlled corporation within the meaning of Section 351 of the Code.

ARTICLE III

CLOSING AND TERMINATION

3.1           Closing Date.  The closing of the transactions set forth in this Agreement (the “Closing”) shall take place at the offices of  Ledgewood, 1900 Market Street, Philadelphia, Pennsylvania 19103, at 10:00 a.m. (Philadelphia Time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time). Notwithstanding the foregoing, the parties shall use reasonable best efforts to effectuate the Closing on or before January 15, 2011.

3.2        Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)           At the election of any of LEAF Financial, TRS or Transferee, on or after February 28, 2011 (the “Termination Date”), if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in breach in any material respect of any of its obligations hereunder;

(b)           by mutual written consent of Contributors, Management Parties and Transferee;

(c)           by any of LEAF Financial, TRS, Management Parties or Transferee if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that, subject to Section 3.2(a) hereof, the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 3.2(c) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(d)           by any party if there has been an event, change, occurrence or circumstance individually or in the aggregate with any other events, changes, occurrences or circumstances that have had a Material Adverse Effect on Contributors or Transferee; or

(e)           by any of Contributors or Transferee, if any of the consents set forth in Schedule 4.3(b) or Schedule 6.3(b) have not been obtained.

3.3        Procedure Upon Termination.  In the event of termination and abandonment by Transferee, the Management Parties or Contributors, or any of them, pursuant to Section 3.2 hereof, written notice thereof shall forthwith be given to the other parties, and this Agreement shall terminate, and the transactions contemplated by this Agreement shall be abandoned, without further action by any party.

3.4        Effect of Termination.  (1)  In the event that this Agreement is validly terminated in accordance with Section 3.2 and 3.3, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any party; provided, that no such termination shall relieve any party hereto from liability for any willful breach of this Agreement and, provided, further, that the obligations of the parties set forth in Articles X and XI hereof shall survive any such termination and shall be enforceable hereunder.

(b)           Nothing in this Section 3.4 shall relieve any party of any liability for a breach of any of its covenants or agreements or willful breach of its representations and warranties contained in this Agreement prior to the date of termination.  The damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF LEAF FINANCIAL

LEAF Financial hereby represents and warrants to Transferee that:

4.1        Organization and Good Standing.  Each of LEAF Financial and its Subsidiaries whose interests are included in the LEAF Transferred Assets (“LEAF Transferred Subsidiaries”) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or organization, and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted.  Each of LEAF Financial and the LEAF Transferred Subsidiaries is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

4.2        Authorization of Agreement.  LEAF Financial has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and each other agreement, document, instrument or certificate contemplated by the Transaction Documents to which it is or will be a party or signatory (the “LEAF Financial Documents”), and to consummate the transactions contemplated thereby.  The execution and delivery by LEAF Financial of the LEAF Financial Documents and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of LEAF Financial.  This Agreement has been, and each of the other LEAF Financial Documents to be executed by it will be at or prior to the Closing, duly and validly executed and delivered by LEAF Financial and (assuming the due authorization, execution and delivery by the other parties to the respective LEAF Financial Documents, as applicable) this Agreement constitutes and each of the other LEAF Financial Documents when so executed and delivered will constitute the legal, valid and binding obligations of LEAF Financial, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3        Conflicts; Consents of Third Parties.

(a)           Except as set forth on Schedule 4.3(a), none of the execution and delivery by LEAF Financial of the LEAF Financial Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by LEAF Financial with any of the provisions hereof or thereof applicable to it will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws or other organizational documents of LEAF Financial or any of its Subsidiaries, or (ii) any Contract or Permit to which LEAF Financial or any of its Subsidiaries is a party or by which any of their properties or assets are bound; (iii) any Order of any Governmental Body applicable to it or its Subsidiaries or by which any of its or their properties or assets are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv) such conflicts, violations, defaults, terminations or cancellations, that would not have a Material Adverse Effect.

(b)           Except as set forth on Schedule 4.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of LEAF Financial or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the LEAF Financial Documents or the compliance by LEAF Financial with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have a Material Adverse Effect.

4.4           LEAF Financing Contracts.

(a)           Schedule 1.1(a)(i), which may be in the form of a compact disk or other electronic medium, sets forth all of the LEAF Financing Contracts as of December 31, 2010.

(b)           Except as set forth on Schedule 1.1(a)(ii), to the Knowledge of LEAF Financial, each LEAF Financing Contract transferred by it or held by a LEAF Transferred Subsidiary, (i) is valid, binding and enforceable by it against the lessee, obligor or borrower thereunder in accordance with its written terms, except as may be limited by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Law affecting creditors’ rights and remedies generally and, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, and (ii) constitutes and arose out of a bona fide business transaction entered into in the ordinary and usual course of business of LEAF Financial or the respective LEAF Transferred Subsidiary consistent with its past practices.

(c)           Except as set forth in Schedule 1.1(a)(iii), (i) each LEAF Financing Contract is, or will be at the Closing Date, in full force and effect, free and clear of Liens other than Permitted Exceptions, and not subject to any defense, offset, claim, right of rescission or counterclaim by the obligor under such LEAF Financing Contract, or any Person claiming under any such right (subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other Laws relating to or affecting creditors’ rights generally, to general equitable principles and to the Servicemembers Civil Relief Act); (ii) neither LEAF Financial nor any LEAF Transferred Subsidiary is in material breach of or default under any LEAF Financing Contract, no other party is in payment breach thereof of more than ninety (90) days or in material default thereunder and, to the Knowledge of LEAF Financial, no other event has occurred which, with notice and/or lapse of time, would constitute a default by any party thereunder; (iii) LEAF Financial and each LEAF Transferred Subsidiary is the owner and holder of all right, title and interest in each respective LEAF Financing Contract held by it; (iv) no obligor under any such LEAF Financing Contract (A) has acquired any Portfolio Property, any interest in any Portfolio Property or the use of any Portfolio Property pursuant to such LEAF Financing Contract for personal, family or household use or (B) is a director, executive officer or five percent or greater shareholder of LEAF Financial or any LEAF Transferred Subsidiary, or to the Knowledge of LEAF Financial, is a Person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; (v) LEAF Financial or the LEAF Transferred Subsidiaries have in their possession a fully executed original or a true and correct copy of any lease or note (and an executed original or a true and correct copy of all other documents) comprising each LEAF Financing Contract and all other documents required by LEAF Financial’s credit or investment approval process with respect to each LEAF Financing Contract; (vi) LEAF Financial or the LEAF Transferred Subsidiaries have in their possession documentation sufficient to establish the original cost or value of all Portfolio Property for purposes of determining personal property Tax Liability; (vii) all payments pursuant to each LEAF Financing Contract are made for the benefit of LEAF Financial or the LEAF Transferred Subsidiary holding such LEAF Financing Contract; (viii) LEAF Financial or the LEAF Transferred Subsidiaries have approved credit applications and otherwise entered into commitments with respect to LEAF Financing Contracts in a manner consistent in all material respects with LEAF Financial’s credit policies, collateral eligibility standards and credit quality classifications in effect at the time and otherwise complied in all material respects with standards of evaluating, originating, underwriting and funding new businesses which are in all material respects consistent with its past practices; and (ix) neither LEAF nor any LEAF Transferred Subsidiary is, nor is it committed to become, a party to any contract with respect to the Residual as to any Portfolio Property.

(d)           Each LEAF Financing Contract and each LRF Financing Contract has been administered and serviced, and the relevant files are being maintained, in accordance in all material respects with the relevant financing or lease documents and LEAF Financial’s underwriting standards and was originated, solicited or acquired, as the case may be, in all material respects in accordance with LEAF Financial’s policies, practices and procedures regarding such matters as in effect at the time of such origination, solicitation or acquisition.

(e)           Neither LEAF Financial nor any Subsidiary of LEAF has received any written notice from any other Person indicating that LEAF Financial or a LEAF Transferred Subsidiary is presently in material default under or in material breach of any Financing Contract, except for notices of breach or default with respect to LEAF Financing Contracts which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Leasing Business.

(f)           Except as set forth in Schedule 4.4(f), to the Knowledge of LEAF Financial, each obligor under a LEAF Financing Contract is located in the United States or its territories.  All amendments, modifications, waivers, extensions, cancellations and releases in respect of any LEAF Financing Contract are in writing and are maintained in hard copy or are stored electronically in the documentation for such LEAF Financing Contract.

(g)           The LEAF Financing Contract files maintained by LEAF Financial and the LEAF Transferred Subsidiaries are in good order and contain all originals or copies of all material documents relating to the origination and enforcement of the LEAF Financing Contracts.

(h)           Each LEAF Financing Contract is evidenced by a written agreement, and there are no material understandings, agreements, undertakings or arrangements between any of LEAF Financial or any LEAF Transferred Subsidiary and the obligors under any LEAF Financing Contract which are not set forth therein or in a written agreement included in the LEAF Finance Contract files relating to such LEAF Financing Contract.

(i)           To the Knowledge of LEAF Financial, neither LEAF Financial nor any LEAF Transferred Subsidiary has acted, or failed to act, in a manner which would materially alter or reduce any of its rights or benefits under any manufacturers’ or vendors’ warranties or guarantees relating to property covered by any LEAF Financing Contract.

(j)           To the Knowledge of LEAF Financial, each LEAF Financing Contract (and any related guarantees) is and will be on the Closing Date a valid, binding and enforceable, non-cancelable obligation of the obligor thereunder (and guarantors thereof) in accordance with its terms, except as the same may be affected by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally.  Each of such obligors and guarantors is a bona fide party thereto and, to the Knowledge of LEAF Financial, has the requisite legal capacity to enter into the respective agreements to which it is a party.

(k)           Except as set forth in Schedule 4.4(k) or as permitted by each applicable LEAF Financing Contract, the property that is the subject of each LEAF Financing Contract has been delivered to the obligor thereunder, and accepted by such obligor.

(l)           Except as set forth in Schedule 4.4(l), or as permitted under LEAF Financial’s policies and procedures as described in Schedule 4.4(l), LEAF Financial and the LEAF Transferred Subsidiaries have absolute, complete and indefeasible title to the property subject to each LEAF Financing Contract (or a duly perfected first-lien security interest in the property subject to such LEAF Financing Contract) and all sums due thereunder; the supplier or vendor of said property has received payment in full for said property except for these amounts specifically identified as, and included in, Assumed Liabilities.

4.5        Financial Statements.  LEAF Financial has made available to Transferee copies of the consolidated balance sheets of LEAF Financial as at September 30, 2010 (unaudited), 2009 (audited) and 2008 (audited) and the related consolidated statements of income and of cash flows of LEAF Financial for the years then ended and will make available any consolidated balance sheet of LEAF Financial prepared for any subsequent quarterly period within 45 days following the end of such period and the related consolidated statements of income and cash flows of LEAF Financial for the three month period then ended (such statements, including the related notes and schedules thereto, are referred to herein as the “LEAF Financial Statements”).  Except as set forth in the notes thereto and as disclosed in Schedule 4.5, the LEAF Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the consolidated financial position, results of operations and cash flows of LEAF Financial as at the dates and for the periods indicated therein.

4.6           Absence of Certain Developments.  Except as contemplated by this Agreement or as set forth on Schedule 4.6, since September 30, 2010, (i) LEAF Financial has conducted the Leasing Business only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that has had a Material Adverse Effect on the Leasing Business or the LEAF Transferred Assets.

4.7           Taxes.  Except as set forth on Schedule 4.7, LEAF Financial and each LEAF Transferred Subsidiary has timely filed all material Federal, state and foreign Tax Returns and reports required to be filed by it, and all Taxes required to be paid by it have either been paid or are reflected as a reserve on the LEAF Financial Statements, and all such returns and reports are correct and complete in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to pay or to have extensions granted that remain in effect individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, and the LEAF Financial Statements reflect an adequate reserve for all Taxes payable by LEAF Financial and each LEAF Transferred Subsidiary for all taxable periods and portions thereof through the date of such financial statements.  All material Taxes required to be withheld by LEAF Financial and the LEAF Transferred Subsidiaries have been withheld and have been duly and timely paid to the proper Taxing Authority, except for such failure as would not have a Material Adverse Effect on the Leasing Business or the LEAF Transferred Assets.  No deficiencies for any Taxes have been proposed, asserted or assessed against LEAF Financial or any LEAF Transferred Subsidiary that are still pending. No income Tax Return of LEAF Financial or any LEAF Transferred Subsidiary is under current examination by the IRS or by any state or foreign tax authority.  All assessments for Taxes due with respect to any concluded litigation have been fully paid or have been adequately reserved on the LEAF Financial Statements in accordance with GAAP.  This Section 4.7 represents the sole and exclusive representation and warranty of LEAF Financial regarding tax matters.

4.8           Real Property.  Schedule 4.8(i) sets forth a complete list of (i) all material real property and interests in real property (excluding that certain property located in Moberly, Missouri (the “Missouri Property”)) owned in fee by LEAF Financial and the Transferred Subsidiaries and used in the Leasing Business (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all leases of real property by LEAF Financial or the LEAF Transferred Subsidiaries which are used in the Leasing Business (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “LEAF Property” and collectively as the “LEAF Properties”) as lessee or lessor.  To the Knowledge of LEAF Financial, LEAF Financial and the LEAF Transferred Subsidiaries have fee title to all Owned Property, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Schedule 4.8 (ii) and (B) Permitted Exceptions.  Except as set forth in Schedule 4.8(ii), neither LEAF Financial nor any LEAF Transferred Subsidiary has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by LEAF Financial or any LEAF Transferred Subsidiary under any of the Real Property Leases.  LEAF Financial represents and warrants with respect to the Missouri Property that (i) it has fee simple title in and to the Missouri Property, (ii) it has the right to lease the Missouri Property to Transferee pursuant to the lease in the form annexed hereto as Schedule 4.8(iii) (the “Missouri Property Lease”) for the entire term of the Missouri Property Lease, without obtaining the consent of any other Person, (iii) to LEAF Financial’s Knowledge, there are no zoning ordinances or building and use restrictions affecting the Missouri Property that would interfere with the use of the Missouri Property by Transferee for the conduct of the Leasing Business, and (iv) there are no underlying or superior leases with respect to the Missouri Property.

4.9           Tangible Personal Property.  Schedule 4.9 sets forth all leases of personal property by LEAF Financial or any LEAF Transferred Subsidiary which are used in the Leasing Business (“Personal Property Leases”).  Except as set forth in Schedule 4.9, neither LEAF Financial nor any LEAF Transferred Subsidiary has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default, by LEAF Financial or any LEAF Transferred Subsidiary under any of the Personal Property Leases.

4.10           Intellectual Property.  LEAF Financial or a LEAF Transferred Subsidiary owns or has valid licenses to use the Intellectual Property.  To the Knowledge of LEAF Financial, (i) the Intellectual Property is not the subject of any challenge received by LEAF Financial or any LEAF Transferred Subsidiary in writing and (ii) neither LEAF Financial nor any LEAF Transferred Subsidiary has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any material Intellectual Property license.

4.11           Material Contracts.

(a)           Schedule 4.11(a) sets forth all of the material Contracts to which LEAF Financial or any LEAF Transferred Subsidiary is a party or by which it is bound (collectively, the “Material Contracts”).  The Material Contracts include the real property leases, office equipment leases, and supplier contracts of LEAF Financial and the LEAF Transferred Subsidiaries, but exclude the LEAF Financing Contracts.

(b)           Except as set forth on Schedule 4.11(b), to the Knowledge of LEAF Financial, neither LEAF Financial nor any LEAF Transferred Subsidiary has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by LEAF Financial or any LEAF Transferred Subsidiary under any Material Contract, except for defaults that would not have a Material Adverse Effect.

4.12           Labor.

(a)           Neither LEAF Financial nor any LEAF Transferred Subsidiary is a party to any labor or collective bargaining agreement.

(b)           There are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of LEAF Financial, threatened against or involving LEAF Financial or any LEAF Transferred Subsidiary, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of LEAF Financial, threatened by or on behalf of any employee or group of employees of LEAF Financial or any LEAF Transferred Subsidiary, except in each case as would not have a Material Adverse Effect.

4.13           Litigation.  Schedule 4.13 sets forth all Legal Proceedings pending or, to the Knowledge of LEAF Financial, threatened against LEAF Financial or any LEAF Transferred Subsidiary before any Governmental Body except for those Legal Proceedings occurring in the Ordinary Course of Business which, individually or in the aggregate, if decided adversely to the interest of LEAF Financial or such LEAF Transferred Subsidiary, do not and cannot reasonably be expected to have, a Material Adverse Effect on the Leasing Business.  Neither LEAF Financial nor any LEAF Transferred Subsidiary is subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a Material Adverse Effect on the Leasing Business.

4.14           Compliance with Laws; Permits.

(a)        LEAF Financial and each LEAF Transferred Subsidiary is in compliance with all Laws of any Governmental Body applicable to it or its operations, except where the failure to be in compliance would not have a Material Adverse Effect.  Neither LEAF Financial nor any LEAF Transferred Subsidiary has received any written notice of or been charged with the violation of any Laws, except where such violation would not have a Material Adverse Effect.

(b)           LEAF Financial and each LEAF Transferred Subsidiary have all Permits which are required for the operation of the Leasing Business as presently conducted, other than those the failure of which to possess would not have a Material Adverse Effect.  Neither LEAF Financial nor any LEAF Transferred Subsidiary is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not have a Material Adverse Effect.

4.15           Environmental Matters.  The representations and warranties contained in this Section 4.15 are the sole and exclusive representations and warranties of LEAF Financial pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws.  Except in each case as would not have a Material Adverse Effect:

(a)           the operations of LEAF Financial and the LEAF Transferred Subsidiaries are in compliance with Environmental Laws. Such compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate the Leasing Business;

(b)           Neither LEAF Financial nor any LEAF Transferred Subsidiary is subject to any pending, or to the Knowledge of LEAF Financial, threatened claim alleging that it may be in violation of any Environmental Law or Environmental Permit or may have any liability under any Environmental Law;

(c)           to the Knowledge of LEAF Financial, there are no pending or threatened investigations of the Leasing Business, nor with respect to the LEAF Financial Transferred Assets, are there any pending or threatened investigations related thereto;

(d)           there are no Hazardous Materials present on or in the environment at any LEAF Property at concentrations exceeding those allowed by applicable Environmental Laws including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the LEAF Property.  Neither LEAF Financial nor any LEAF Transferred Subsidiary has permitted or conducted, or is aware of, any Remedial Action conducted with respect to any LEAF Property or any other property or assets (whether real, personal or mixed) in which any of them has or had an interest in a manner that would reasonably be expected to result Liability to any of their under Environmental Laws; and

(e)           There has been no Release or, to the Knowledge of LEAF Financial, Threat of Release, of any Hazardous Materials at or from any LEAF Property or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any LEAF Property, or from any other property or asset (whether real, personal or mixed) in which the LEAF Financial or any Transferred Subsidiary has or had an interest in a manner that would reasonably be expected to result in Liability under Environmental Laws.

4.16           Leasing Business.  The LEAF Financial Transferred Assets and the Missouri Property Lease to be entered into at Closing include all of the assets necessary for Transferee to operate the Leasing Business as the same has heretofore been operated by LEAF Financial and the LEAF Transferred Subsidiaries, excluding (i) the Retained Assets or (ii) the Retained Liabilities.

4.17           Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the LEAF Financial in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Transferee in respect thereof.

4.18           Basis in LEAF Financial Transferred Assets.  The basis of LEAF Financial in the LEAF Financial Transferred Assets (including the LEAF Transferred Subsidiaries) for tax purposes is as set forth in Schedule 4.18.

4.19           No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in this Article IV (as modified by the Schedules to this Agreement as supplemented or amended), neither LEAF Financial nor any other Person makes any express or implied representation or warranty with respect to LEAF Financial and the LEAF Transferred Subsidiaries, or the transactions contemplated by this Agreement, and LEAF Financial disclaims any and all other representations or warranties, whether made by LEAF Financial, or any of its Affiliates, officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in this Article VI (as modified by the Schedules to this Agreement, as supplemented or amended), LEAF Financial hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to any party hereto or its or his Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided by any director, officer, employee, member, agent, consultant, or representative of LEAF Financial or any of its respective Affiliates).  Neither LEAF Financial nor any LEAF Transferred Subsidiary makes any representation or warranty to Transferee, RCC, TRS the Management Parties or other Person regarding the probable success or profitability of the Leasing Business.  The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
MANAGEMENT PARTIES

Each of the Management Parties, with respect to himself and severally not jointly, hereby represents and warrants to Transferee that:

5.1           Authority to Enter into Agreement.  Each Management Party has full power and capacity to execute and deliver the Transaction Documents to which he is or will be a party and any of the other agreements, documents, instruments or certificates contemplated by this Agreement to which he is or will be a party or signatory.  This Agreement has been and each of the other documents has been or will be duly and validly executed and delivered by him and (assuming the due authorization, execution and delivery by other parties thereto, as applicable) and this Agreement constitutes, and the other documents when so executed and delivered will constitute his legal, valid and binding obligations, enforceable against him in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.2           Conflicts; Consents of Third Parties.

(a)           None of the execution and delivery by a Management Party of this Agreement, the Transaction Documents to which he is or will be a party or any of the other documents to which he is or will be a party, the consummation of the transactions contemplated hereby or thereby, or compliance by him with any of the provisions hereof or thereof applicable to him will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) any Contract to which he is a party or by which any of his properties or assets are bound or (ii) any Order of any Governmental Body applicable to him or by which any of his properties or assets are bound; or (iii) any applicable Law, other than, for each of clauses (i), (ii) and (iii) such conflicts, violations, defaults, terminations or cancellations, that would not have a Material Adverse Effect.

(b)           No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or governmental Body is required on the part of him in connection with the execution and delivery of this Agreement or the other documents to which he is or will be a party or the compliance by him with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have a Material Adverse Effect.

5.3           No Liens.  The shares of LEAF Financial common stock being contributed by each Management Party is being and will be contributed free and clear of all Liens.

5.4           Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for any Management Party in connection with the transactions contemplated by this Agreement and no person is entitled to any fee or commission or like payment from Transferee in respect thereof.

5.5           Basis in Management Party Transferred Assets.  The basis of each Management Party in the LEAF Financial common stock being transferred by him to Transferee, for tax purposes, is as set forth in Schedule 5.5.

5.6           No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in this Article V (as modified by the Schedules to this Agreement as supplemented or amended), no Management Party makes any other express or implied representation or warranty with respect to himself or his participation in the transactions contemplated by this Agreement and each Management Party disclaims any and all other representations or warranties.  Except for the representations or warranties contained in this Article V (as modified by the Schedules to this Agreement as supplemented or amended), each Management Party, with respect to his participation in the transaction contemplated by this Agreement, hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to any party hereto, or its or his Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided by any agent, consultant, or representative of such Management Party or any of their respective Affiliates).  No Management Party makes any representation or warranty to RCC, TRS, LEAF Financial, the LEAF Transferred Subsidiaries, or any other Management Party or any other Person regarding the probably success or profitability of LRF or the Leasing Business.  The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgement that any such matter is required to be disclosed.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF TRS AND RCC

TRS and RCC hereby represent and warrant to Transferee that:

6.1           Organization and Good Standing.

(a) RCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.  RCC is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

(b) TRS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.  TRS is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

(c) LRF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted.  LRF is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

6.2           Authorization of Agreement.  Each of TRS and RCC has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and each other agreement, document, instrument or certificate contemplated by the Transaction Documents to which it is or will be a party or signatory (the “RCC Documents”), and to consummate the transactions contemplated thereby.  The execution and delivery by RCC and TRS of the RCC Documents and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of each of TRS and RCC.  This Agreement has been, and each of the other RCC Documents to be executed by it will be at or prior to the Closing, duly and validly executed and delivered by TRS and RCC, as applicable, and (assuming the due authorization, execution and delivery by the other parties to the respective RCC Documents, as applicable) this Agreement constitutes, and each other RCC Transaction Document when so executed and delivered will constitute the legal, valid and binding obligations of each of TRS and RCC, as applicable to each, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3           Conflicts; Consents of Third Parties.

(a)           Except as set forth on Schedule 6.3(a), none of the execution and delivery by TRS or RCC of the RCC Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by TRS or RCC with any of the provisions hereof or thereof applicable to it, will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws of RCC or TRS or the organizational documents of LRF; (ii) any Contract, or Permit to which either TRS, RCC, or LRF is a party or by which any of its properties or assets are bound; (iv) any Order of any Governmental Body applicable to TRS, RCC or LRF, or by which any of their properties or assets are bound; or (v) any applicable Law, other than, in the case of clauses (iii), (iv) and (v) such conflicts, violations, defaults, terminations or cancellations, that would not have a Material Adverse Effect.

(b)           Except as set forth on Schedule 6.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of TRS or RCC in connection with the execution and delivery of this Agreement or the RCC Documents, the compliance by TRS or RCC with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have a Material Adverse Effect.

6.4           LRF Financing Contracts.

(a)           Schedule 1.1(c)(i), which may be in the form of compact disk or other electronic medium, sets forth all of the Financing Contracts held by LRF as of December 31, 2010, (the “LRF Financing Contracts”).

(b)           Except as set forth on Schedule 1.1(c)(ii), to the Knowledge of each LRF Financing Contract,  (i) is valid, binding and enforceable by TRS against the lessee, obligor or borrower thereunder in accordance with its written terms, except as may be limited by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Law affecting creditors’ rights and remedies generally and, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, and (ii) to the Knowledge of RCC, constitutes and arose out of a bona fide business transaction entered into in the ordinary and usual course of business.

(c)           Except as set forth in Schedule 1.1(c)(iii), (i) each LRF Financing Contract is, or will be at the Closing Date, in full force and effect, free and clear of Liens other than Permitted Exceptions, and not subject to any defense, offset, claim, right of rescission or counterclaim by the obligor under such LRF Financing Contract, or any Person claiming under any such right (subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other Laws relating to or affecting creditors’ rights generally, to general equitable principles and to the Service members Civil Relief Act); (ii) LRF is not in material breach of or default under any LRF Financing Contract, no other party is in payment breach thereof of more than ninety (90) days or in material default thereunder and, to the Knowledge of RCC, no other event has occurred which, with notice and/or lapse of time, would constitute a default by such Contributor or any other party thereunder; (iii) LRF is the owner and holder of all right, title and interest in each LRF Financing Contract; (iv) no obligor under any LRF Financing Contract (A) has acquired any Portfolio Property, any interest in any Portfolio Property or the use of any Portfolio Property pursuant to such LRF Financing Contract for personal, family or household use or for agricultural purposes or (B) is a director, executive officer or five percent or greater shareholder of TRS, RCC or LRF, or to the Knowledge of RCC, is a Person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; (v) LRF, or RCC, TRS or LEAF Financial on its behalf, have in their possession a fully executed original or a true and correct copy of any lease or note (and an executed original or a true and correct copy of all other documents)

comprising each LRF Financing Contract; (vi) LRF, or RCC, TRS or LEAF Financial on its behalf, have in their possession documentation sufficient to establish the original cost or value of all Portfolio Property for purposes of determining personal property Tax Liability; (vii) all payments pursuant to each LRF Financing Contract are made for the benefit of LRF and (viii) LRF is not, nor is it committed to become, a party to any contract with respect to the Residual as to any Portfolio Property.

(d)           Each LRF Financing Contract is being maintained in accordance in all material respects with the relevant financing or lease documents and has been administered and serviced by LEAF Financial.

(e)            No LRF Financing Contracts purchased by LRF have been subsequently sold by it (nor has LRF sold a participation in any LRF Financing Contracts).

(f)           Neither TRS, RCC nor LRF has  received any written notice from any other Person indicating that LRF is presently in material default under or in material breach of any LRF Financing Contract except for notices of breach or default with respect to LRF Financing Contracts which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on LRF.

(g)           Except as set forth in Schedule 6.4(g), to the Knowledge of RCC, each obligor under an LRF Financing Contract is located in the United States or its territories.  All amendments, modifications, waivers, extensions, cancellations and releases in respect of any LRF Financing Contract are in writing and are maintained in hard copy or are stored electronically in the documentation for such LRF Financing Contract.

(h)           The LRF Financing Contract files maintained by LRF, or RCC, TRS or LEAF Financial on behalf of LRF, are in good order and contain all originals or copies of all material documents relating to the origination and enforcement of the LRF Financing Contracts.

(i)           Each LRF Financing Contract is evidenced by a written agreement, and there are no material understandings, agreements, undertakings or arrangements between LRF and the obligors under any LRF Financing Contract which are not set forth therein or in a written agreement included in the LRF Finance Contract files relating to such LRF Financing Contract.

(j)           To the Knowledge of RCC, neither it, TRS nor LRF has acted, or failed to act, in a manner which would materially alter or reduce any of its rights or benefits under any manufacturers’ or vendors’ warranties or guarantees relating to property covered by any LRF Financing Contract.

(k)           To the Knowledge of RCC, each LRF Financing Contract (and any related guarantees) is and will be on the Closing Date a valid, binding and enforceable, non-cancelable obligation of the obligor thereunder (and guarantors thereof) in accordance with its terms, except as the same may be affected by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally.  Each of such obligors and guarantors is a bona fide party thereto and, to the Knowledge of RCC, has the requisite legal capacity to enter into the respective agreements to which it is a party.

(l)           Except as set forth in Schedule 6.4(l), to the knowledge of RCC, the property that is the subject of each LRF Financing Contract has been delivered to the obligor thereunder, and accepted by such obligor.

(m)           Except as set forth in Schedule 6.4(m), or as permitted under LEAF Financial’s policies and procedures as described in Schedule 4.4(l), LRF has absolute, complete and indefeasible title to the property subject to each LRF Financing Contract (or a duly perfected first-lien security interest in the property subject to such LRF Financing Contract) and, to the Knowledge of RCC, all sums due thereunder; to the Knowledge of RCC, the supplier or vendor of said property has received payment in full for said property.

(n)           Since May 27, 2010, (i) LRF has conducted its business only in the Ordinary Course of Business, and (ii) there has not been any event change, occurrences or circumstance that has had a Material Adverse Effect on LRF.

6.5           RCC Financing Contracts.

(a)           Schedule 1.1(e)(ii), which may be in the form of compact disk or other electronic medium, sets forth all of the RCC Financing Contracts held by TRS as of December 31, 2010.

(b)           Except as set forth on Schedule 1.1(e)(iii), to the Knowledge of RCC, each RCC Financing Contract,  (i) is valid, binding and enforceable by TRS against the lessee, obligor or borrower thereunder in accordance with its written terms, except as may be limited by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Law affecting creditors’ rights and remedies generally and, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, and (ii) to the Knowledge of RCC, constitutes and arose out of a bona fide business transaction entered into in the ordinary and usual course of business.

(c)           Except as set forth in Schedule 1.1(e)(iv), (i) each RCC Financing Contract is, or will be at the Closing Date, in full force and effect, free and clear of Liens other than Permitted Exceptions, and not subject to any defense, offset, claim, right of rescission or counterclaim by the obligor under such RCC Financing Contract, or any Person claiming under any such right (subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other Laws relating to or affecting creditors’ rights generally, to general equitable principles and to the Service members Civil Relief Act); (ii) TRS is not in material breach of or default under any RCC Financing Contract, no other party is in payment breach thereof of more than ninety (90) days or in material default thereunder and, to the Knowledge of RCC, no other event has occurred which, with notice and/or lapse of time, would constitute a default by TRS or any other party thereunder; (iii) TRS is the owner and holder of all right, title and interest in each RCC Financing Contract; (iv) no obligor under any RCC Financing Contract (A) has acquired any Portfolio Property, any interest in any Portfolio Property or the use of any Portfolio Property pursuant to such RCC Financing Contract for personal, family or household use or for agricultural purposes or (B) is a director, executive officer or five percent or greater shareholder of TRS or RCC, or to the Knowledge of RCC, is a Person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; (v) TRS, or RCC or LEAF Financial on its behalf, have in their possession a fully executed original or a true and correct copy of any lease or note (and an executed original or a true and correct copy of all other documents) comprising each RCC Financing Contract; (vi) TRS, or RCC or LEAF Financial on its behalf, have in their possession documentation sufficient to establish the original cost or value of all Portfolio Property for purposes of determining personal property Tax Liability; (vii) all payments pursuant to each RCC Financing Contract are made for the benefit of TRS and (viii) TRS is not, nor is it committed to become, a party to any contract with respect to the Residual as to any Portfolio Property.

(d)           Each RCC Financing Contract is being maintained in accordance in all material respects with the relevant financing or lease documents and has been administered and serviced by LEAF Financial.

(e)            No RCC Financing Contracts purchased by TRS have been subsequently sold by it (nor has TRS sold a participation in any RCC Financing Contracts).

(f)           Neither TRS nor RCC has  received any written notice from any other Person indicating that TRS is presently in material default under or in material breach of any RCC Financing Contract except for notices of breach or default with respect to RCC Financing Contracts which, in the aggregate, are not material.

(g)           Except as set forth in Schedule 6.5(g), to the Knowledge of RCC, each obligor under an RCC Financing Contract is located in the United States or its territories.  All amendments, modifications, waivers, extensions, cancellations and releases in respect of any RCC Financing Contract are in writing and are maintained in hard copy or are stored electronically in the documentation for such RCC Financing Contract.

(h)           The RCC Financing Contract files maintained by TRS, or RCC or LEAF Financial on behalf of TRS, are in good order and contain all originals or copies of all material documents relating to the origination and enforcement of the RCC Financing Contracts.

(i)           Each RCC Financing Contract is evidenced by a written agreement, and there are no material understandings, agreements, undertakings or arrangements between TRS and the obligors under any RCC Financing Contract which are not set forth therein or in a written agreement included in the RCC Finance Contract files relating to such RCC Financing Contract.

(j)           To the Knowledge of RCC, neither it nor TRS has acted, or failed to act, in a manner which would materially alter or reduce any of its rights or benefits under any manufacturers’ or vendors’ warranties or guarantees relating to property covered by any RCC Financing Contract.

(k)           To the Knowledge of RCC, each RCC Financing Contract (and any related guarantees) is and will be on the Closing Date a valid, binding and enforceable, non-cancelable obligation of the obligor thereunder (and guarantors thereof) in accordance with its terms, except as the same may be affected by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally.  Each of such obligors and guarantors is a bona fide party thereto and, to the Knowledge of RCC, has the requisite legal capacity to enter into the respective agreements to which it is a party.

(l)           Except as set forth in Schedule 6.5(l), to the knowledge of RCC, the property that is the subject of each RCC Financing Contract has been delivered to the obligor thereunder, and accepted by such obligor.

(m)           Except as set forth in Schedule 6.5(m), or as permitted under LEAF Financial’s policies and procedures as described in Schedule 4.4(l), TRS has absolute, complete and indefeasible title to the property subject to each RCC Financing Contract (or a duly perfected first-lien security interest in the property subject to such RCC Financing Contract) and, to the Knowledge of RCC, all sums due thereunder; to the Knowledge of RCC, the supplier or vendor of said property has received payment in full for said property.

6.6           Litigation.  To the Knowledge of RCC, there are no Legal Proceedings pending or threatened against LRF before any Governmental Body as of the date hereof.  LRF is not subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a Material Adverse Effect.

6.7           Compliance with Laws; Permits.

(a)           LRF is in compliance with all Laws of any Governmental Body applicable to its business or operations, except where the failure to be in compliance would not have a Material Adverse Effect.  LRF has not received any written notice of or been charged with the violation of any Laws, except where such violation would not have a Material Adverse Effect.

(b)           LRF currently has all Permits which are required for operating its  business as presently conducted, other than those the failure of which to possess would not have a Material Adverse Effect.  LRF is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit required for operating its business to which it is a party, except where such default or violation would not have a Material Adverse Effect.

6.8           Environmental Matters.  The representations and warranties contained in this Section 6.8 are the sole and exclusive representations and warranties of RCC and TRS pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws.  Except in each case as would not have a Material Adverse Effect:

(a)           the operations of LRF are in compliance with Environmental Laws. Such compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate its business;

(b)           LRF is not subject to any pending, or to the Knowledge of RCC, threatened claim alleging that LRF may be in violation of any Environmental Law or Environmental Permit or may have any liability under any Environmental Law; and

(c)           to the Knowledge of RCC, there is no pending or threatened investigations of LRF or its assets or, to the knowledge of RCC, are there any pending or threatened investigations related thereto.

6.9           Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for RCC, TRS or LRF in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Transferee in respect thereof.

6.10           Basis in RCC Transferred Assets.  The Basis of TRS in the RCC Transferred Assets for tax purposes is as set forth in Schedule 6.10.

6.11           No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in this Article VI (as modified by the Schedules to this Agreement as supplemented or amended), neither RCC, TRS nor any other Person makes any other express or implied representation or warranty with respect to RCC, TRS, LRF or the transactions contemplated by this Agreement, and RCC and TRS disclaim any and all other representations or warranties, whether made by RCC, TRS or any of its or their Affiliates, officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in this Article VI (as modified by the Schedules to this Agreement as supplemented or amended), RCC and TRS hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to any party hereto or its or his Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided by any director, officer, employee, member, agent, consultant, or representative of the RCC, TRS or any of their respective Affiliates).  Neither RCC nor TRS makes any representation or warranty to Transferee, LEAF Financial, the LEAF Transferred Subsidiaries, the Management Parties nor any other Person regarding the probable success or profitability of LRF.  The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

Transferee hereby represents and warrants to the Contributors and Management Parties that:

7.1           Organization and Good Standing.  The Transferee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business.

7.2           Authorization of Agreement.  The Transferee has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and each other agreement, document, instrument or certificate contemplated by the Transaction Documents to which it is or will be a party or signatory (the “Transferee Documents”), and to consummate the transactions contemplated thereby.  The execution, delivery and performance by the Transferee of the Transferee Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on behalf of Transferee.  This Agreement has been, and each Transferee Document will be at or prior to the Closing, duly executed and delivered by the Transferee and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Transferee Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Transferee, enforceable against Transferee in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

7.3           Authorized Capitalization.    The authorized capital of Transferee as of the date hereof consists of (i) 10,000 shares of Common Stock; and (ii) 10,000 shares of Series A Preferred Stock.  Transferee has reserved 5,300 shares of Common Stock for issuance upon exercise of all warrants that will be outstanding immediately following Closing.

7.4           Valid Issuance of Shares.   The Common Stock and Series A Preferred Stock, when issued, sold and delivered pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions under this Agreement, the other Transaction Documents, applicable federal and state securities laws and liens and encumbrances created or imposed by a Contributor with respect to the Common Stock or Series A Preferred Stock received by it.  Each Contributor (i) represents and warrants to Transferee that it is acquiring the

Common Stock (LEAF Financial) and Series A Preferred Stock (TRS) for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof and that it is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D under the Securities Act of 1933, as amended, and has had the opportunity to ask questions and receive answers concerning Transferee, and the transactions contemplated by the Transaction Documents.  Each Contributor further understands that the Common Stock and Series A Preferred Stock may bear the following legend:

(a)           “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO  TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

7.5           Conflicts; Consents of Third Parties.

(a)           None of the execution and delivery by the Transferee of this Agreement or the Transferee Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Transferee with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws of Transferee; (ii) any Contract or Permit to which the Transferee is a party or by which Transferee or its properties or assets are bound; (iii) any Order of any Governmental Body applicable to Transferee or by which any of the properties or assets of Transferee are bound; or (iv) any applicable Law.

(b)           No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Transferee in connection with the execution and delivery of this Agreement or the Transferee Documents, the compliance by Transferee with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by Transferee of any other action contemplated hereby.

7.6           Litigation.  There are no Legal Proceedings pending or, to the Knowledge of Transferee, threatened that are reasonably likely to prohibit or restrain the ability of Transferee to enter into this Agreement or consummate the transactions contemplated hereby.

7.7           Financial Advisors.  No Person  has acted, directly or indirectly, as a broker, finder or financial advisor for Transferee in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

7.8           Condition of the Business and Assets.  Notwithstanding anything contained in this Agreement to the contrary, the Transferee acknowledges and agrees that Contributors and the Management Parties are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the them, respectively, in Article IV and Article VI (as modified by the Schedules hereto as supplemented or amended), and the Transferee acknowledges and agrees that, except for the representations and warranties contained therein, the Leasing Business, the LEAF Financial Transferred Assets, the RCC Transferred Assets and the LEAF Financial common stock being transferred by each Management Party, are being transferred on a “where is” and, as to condition, “as is” basis.  Any claims Transferee may have for breach of representation or warranty shall be based solely on the representations and warranties of Contributors or Management Parties set forth in Article IV, Article V and Article VI (as modified by the Schedules hereto as supplemented or amended).  The Transferee further represents that none of the Contributors or Management Parties, any of their Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding any, the Leasing Business, the LEAF Financial Transferred Assets, the RCC Transferred Assets, or the LEAF Financial common stock being transferred by each Management Party or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of the Contributors or Management Parties, nor any of their Affiliates or any other Person will have or be subject to any Liability to Transferee or any other Person resulting from the distribution to Transferee or its representatives or Transferee’s use of, any information or any other document in any form provided to Transferee or its representatives in connection with the transactions contemplated hereby.  As of the date hereof, Transferee is not aware of any facts, events or circumstances that would cause any of the representations and warranties set forth in Article IV, Article V and Article VI hereof to be untrue or incorrect in any material respect.

ARTICLE VIII

COVENANTS

8.1           Services with Respect to Retained Assets; Transition Services.  At Closing, LEAF Financial and Transferee shall enter into the Sub-Servicing Agreement in the form annexed as Schedule 8.1(i) hereto (the “Sub-Servicing Agreement”), the Transition Services Agreement in the form annexed hereto as Schedule 8.1(ii) (the “Transition Services Agreement”) and the Missouri Property Lease.

8.2           Conduct of Business Pending the Closing.

[Reserved]

8.3           Consents.  The Contributors shall apply for any consents requested by the Transferee, and the Contributors and the Management Parties shall cooperate with Transferee and use their commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 4.3(b) and Section 6.3(b) hereof; provided, however, that Contributors shall not be obligated to pay any consideration to any third party from whom consent or approval is requested.  Transferee shall cooperate with the Contributors and use its commercially reasonable best efforts to assist the Contributors in performing their obligations hereunder; provided, however, that Transferee shall not be obligated to pay any consideration to any third party from whom consent or approval is requested.

8.4           Treatment of Transfer of RCC Transferred Assets .  RCC, TRS and the Transferee shall treat the transfer of the RCC Transferred Assets as a sale of such Transferred Assets for financial reporting and accounting purposes, but shall treat such transfer as a transaction coming within Section 351 of the Code for tax purposes.

8.5           Further Assurances.  Subject to, and not in limitation of, Section 8.3, each of Transferee, Contributors and the Management Parties shall use its, his or their commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

8.6           Non-Competition; Non-Solicitation; Confidentiality. (a) For a period of one (1) year from and after the Closing Date (the “Non-Compete Period”), Contributors and their Affiliates (excluding, for these purposes, Transferee and the Management Parties) shall not directly or indirectly, within any state or territory of the United States in which the Leasing Business is being conducted as of the Closing Date, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the origination through vendor programs and servicing of equipment leases or notes that competes with the Leasing Business (a “Restricted Business”); provided, however, that the restrictions contained in this Section 8.6 shall not (i) restrict the acquisition by LEAF Financial, RCC, TRS or any of their Affiliates, directly or indirectly, of (a) less than 5% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business and (b) any company of which a Restricted Business is not the principal operation or purpose; (ii) apply to the Retained Assets, the Management Business or the ownership of equity (including warrants) or debt securities or other interests in Transferee; and (iii) limit the ability of LEAF Financial, RCC, TRS or any of their Affiliates from acquiring portfolios of equipment leases, equipment notes and the related equipment for investment.

(b)           No Contributor or any of its Affiliates (excluding, for these purposes, the Transferee and the Management Parties) will at any time during the Non-Compete Period:  (i) directly or indirectly, by or for itself, or as the agent of another, or through others as an agent, in any way solicit or induce, or attempt to solicit or induce, any employee, officer, representative, consultant, or other agent of Transferee, to leave Transferee’s employ, or otherwise interfere with the employment relationship between any such person and Transferee, unless Transferee first terminates the employment of such employee or gives its written consent to such employment or offer of employment; (ii) directly or indirectly, by or for itself, or as the agent of another, or through others as an agent, in any way solicit, or attempt to divert, call upon or take away on behalf of a competitor of Transferee any customers or potential customers of Transferee; or (iii) do any act to impair, destroy or jeopardize the goodwill or relationship of Transferee with respect to any existing or potential customers and employees.

(c)           Except as and to the extent required by law, each Contributor agrees that neither it nor or any of its Affiliates (excluding, for these purposes, the Transferee and the Management Parties) will, during the Non-Compete Period, directly, indirectly or otherwise, disclose, publish, make available to, or use for its own benefit or the benefit of any person or entity for any reason or purpose whatsoever, any Confidential Information.  As used in this Agreement, the term “Confidential Information” means information disclosed to or known by Contributor or such Affiliates as a consequence of or through its or his relationship with the Transferee, the LEAF Financial Transferred Assets or the RCC Transferred Assets, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to suppliers, customer lists, patents, copyrights, know-how, trade secrets, research, product plans, prices and costs, markets, developments, test data, forecasts, budgets and other confidential or proprietary business, technical, personnel or financial information, in written, graphic, oral or other tangible or intangible forms, including but not limited to specifications, samples, records, data, computer programs, services, suppliers, pricing policies, drawings, diagrams, models, customer names, IDs or email addresses and relationships, business or marketing plans, training materials, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), hardware/software systems and processes and other valuable confidential business information, in each case that qualifies as a trade secret and has independent economic value.  Subject to the foregoing, any information that is not readily available to the public shall be considered to be a trade secret and confidential and proprietary, even if it is not specifically marked as such, unless Transferee advises a Contributor otherwise in writing; provided, however, that “Confidential Information” shall not include any information that: (i) was publicly known at the time of disclosure to Contributor or an Affiliate, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to Transferee by any person or entity, which duty is known to Contributor or such Affiliate, or (iii) is lawfully disclosed to Contributor or such Affiliate by a third party owing no duty of confidentiality to Transferee.

(d)           At the Closing, each of the Management Parties and Transferee will enter into certain agreements as set forth in Section 2.1(c).

(e)           If any of the provisions of this Section 8.6 are determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenants shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application, as shall be enforceable.  The invalidity or unenforceability of any of the provisions of this Section 8.6 shall not affect the other provisions of this Agreement, which shall continue in full force and effect.  Contributors acknowledge and agree that the restrictions contained in this Agreement are reasonable.

8.7           Preservation of Records.  The Contributors and Transferee agree that they shall each preserve and keep the records held by them or their Affiliates relating to the LEAF Financial Transferred Assets, RCC Transferred Assets and, by LEAF Financial, the Leasing Business for a period of seven years from the Closing Date and shall make such books records and personnel available to the other as may be reasonably required by such party (i) in connection with  the preparation of financial statements, regulatory filings or Tax returns of the Contributors and their Affiliates in respect of periods ending on or prior to Closing, (ii) in connection with any insurance claims by, Legal Proceedings or tax audits against or governmental investigations of the Contributors or Transferee or any of their Affiliates (iii) in order to enable any Contributor or the Transferee to comply with its obligations under the LEAF Financial Documents or RCC Documents and each other agreement, document or instrument contemplated hereby or thereby, or (iv) for the purposes of administering the LEAF Financial Transferred Assets or the RCC Transferred Assets, the Assumed Liabilities, the Assumed Obligations, the Retained Assets, the Retained Liabilities and the Leasing Business.  In the event a Contributor or Transferee wishes to destroy such records after that time, such party shall first give 90 days prior written notice to the other parties and such other party shall have the right at its option and expense, upon prior written notice given to such party within that 90 day period, to take possession of the records within 180 days after the date of such notice.  Transferee and each of the Contributors shall be entitled, at its sole cost and expense, to make copies of the books and records to which it is entitled to access pursuant to this Section 8.7.

8.8           Publicity.

(a)           Neither the Contributors, the Management Parties nor the Transferee shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the sole judgment of a Contributor or Transferee, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange or interdealer automated quotation system on which any Contributor or any of its Affiliates lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other parties with respect to the timing and content thereof.

(b)           Transferee and Contributors agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.

8.9           Use of Name.  Transferee agrees that, from and after the Closing, LEAF Financial shall have a non-exclusive right and license, on a royalty-free basis, to use the names “LEAF” or “LEAF Financial,” and the “LEAF” logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto, in connection with the conduct of the Management Business.

8.10           Employment and Employee Benefits.

(a)           Employees. Transferee covenants and agrees that it shall extend offers of employment immediately following the Closing to each employee of LEAF Financial involved in the Leasing Business who is employed by LEAF Financial immediately prior to the Closing.

(i)           Compensation and Benefits.  Transferee shall employ those employees who accept the offers referred to in Section 8.10(a) at salaries and wages no less than their current salaries and wages from LEAF Financial as of the date hereof, and in the same positions as, or in positions no less senior than, those they had immediately prior to Closing.

8.11           Disclosure Schedules; Supplementation and Amendment of Schedules.  The Contributors and the Management Parties may, at their option, include in their respective Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  Information disclosed in the Schedules shall constitute a disclosure for all purposes under this Agreement notwithstanding any reference to a specific section, and all such information shall be deemed to qualify the entire Agreement and not just such section.  From time to time prior to the Closing, Contributors and the Management Parties shall have the right to supplement or amend their respective Schedules to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement.  No such supplement or amendment shall have any effect on the satisfaction of the condition to closing set forth in Section 9.1(a).

ARTICLE IX

CONDITIONS TO CLOSING

9.1           Conditions Precedent to Obligations of Transferee.  The obligation of Transferee to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Transferee in whole or in part to the extent permitted by applicable Law):

(a)           [reserved];

(b)           [reserved];

(c)           there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)           the Contributors shall have delivered to Transferee those consents set forth in Schedule 4.3(b) and Section 6.3(b);

(e)           the Contributors shall have delivered to Transferee bills of sale, securities powers or other instruments of transfer executed by their duly authorized officers with respect to the LEAF Financial Transferred Assets and RCC Transferred Assets and the Management Parties shall have delivered to Transferee certificates for their shares of LEAF Financial common stock endorsed in blank or accompanied by executed stock powers;

(f)           the Contributors shall have delivered to Transferee such other deeds, bills of sale, assignments, certificates of title, other instruments of transfer and conveyance and other documents or certificates as may reasonably be requested by Transferee, each in a form and substance satisfactory to Transferee;

(g)           TRS shall have delivered, or caused to be delivered, to the Transferee evidence of the wire transfer of the $5,221,283 referred to in Section 2.1(b) to the account of Transferee;

(h)           TRS shall have delivered to Transferee the Share Purchase Agreement duly executed by TRS;

(i)           LEAF Financial shall have delivered the Transition Services Agreement to Transferee;

(j)           LEAF Financial shall have delivered the Missouri Property Lease to Transferee, duly executed by LEAF Financial;

(k)           LEAF Financial shall have delivered the Sub-Servicing Agreement to Transferee, duly executed by LEAF Financial;

(l)           Each Management Party shall have delivered an Exchange Letter;

(m)           Each Management Party shall have delivered, as applicable, either  a Management Non-Competition Agreement, a Management Non-Solicitation Agreement or the Assignment, to Transferee duly executed by him; and

(n)           Each Management Party shall have delivered a Call Option Agreement to Transferee duly executed by him.

9.2           Conditions Precedent to Obligations of the Contributors and the Management Parties.  The obligations of Contributors and the Management Parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Contributors and the Management Parties in whole or in part to the extent permitted by applicable Law):

(a)           [reserved];

(b)           [reserved];

(c)           Transferee shall have delivered the Sub-Servicing Agreement to LEAF Financial duly executed by Transferee;

(d)           Transferee shall have delivered to the Missouri Property Lease to LEAF Financial duly executed by Transferee

(e)           Transferee shall have delivered the Share Purchase Agreement to TRS duly executed by Transferee

(f)           Transferee shall have delivered the Transition Services Agreement duly executed by Transferee;

(g)           Transferee shall have delivered the Management Non-Competition Agreements, Management Non-Solicitation Agreements or Assignment, duly executed by Transferee;

(h)           Transferee shall have delivered the Call Option Agreements duly executed by it;

(i)           Transferee shall have delivered certificates for the Common Stock set forth in Section 2.1(a) to LEAF Financial;

(j)           Transferee shall have delivered certificates for the Series A Preferred Stock set forth in Section 2.1(b) to TRS;

(k)           Transferee shall have delivered certificates for the Common Stock set forth in the Exchange Letters to the Management Parties;

(l)           Transferee shall have delivered the Warrant to TRS duly executed by Transferee;

(m)           there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(n)           all consents, waivers and approvals listed in Schedule 4.3(b) and Section 6.3 (b) shall have been received; and

(o)           Transferee shall have entered into a financing arrangement with Guggenheim Securities LLC, or an Affiliate thereof, for a securitized equipment lease warehouse credit facility on terms no less favorable than those set forth in that certain letter of Guggenheim Securities LLC to LEAF Financial, dated November 18, 2010, including Exhibit A thereto.

9.3           Frustration of Closing Conditions.  Neither the Contributors nor the Transferee may rely on the failure of any condition set forth in Sections 9.1 or 9.2, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE X

INDEMNIFICATION

10.1           Survival of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement shall survive the Closing through and including the two (2) year anniversary of the Closing Date; provided, however, that the representations and warranties of the Contributors set forth in Sections 4.7  and 4.15 (Environmental Matters) and 6.7 (Environmental Matters) shall survive the Closing until 90 days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof (in each case, the “Survival Period”); provided, that any obligations under Sections 10.2(a) and 10.3(a) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice in writing setting forth the specific claim and the basis therefor to the indemnifying party in accordance with Section 10.4(a) before the termination of the applicable Survival Period; and provided, further, that the obligations of each Person under Section 10.6 shall survive without limitation.

10.2           Indemnification by the Contributors.

(a)           Subject to Section 10.5 hereof, each Contributor and Management Party hereby agrees to indemnify and hold Transferee, and its respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Transferee Indemnified Parties”) harmless from and against any and all losses, liabilities, claims, demands, judgments, damages (excluding incidental and consequential damages), fines, suits, actions, costs and expenses (individually, a “Loss” and, collectively, “Losses”):

(i)           based upon or resulting from the failure of any of the representations or warranties made by such Contributor or Management Party in this Agreement to be true and correct in all material respects at and as of the date hereof; and

(ii)           based upon or resulting from the breach of any covenant on the part of such Contributor or Management Party under this Agreement.

(b)           For the purposes of calculating any Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

(c)           Transferee acknowledges and agrees that the no Contributor or Management Party shall have any Liability under any provision of this Agreement for any Loss to the extent that such Loss is caused by action taken by Transferee or any other Person (other than the Contributor or Management Party sought to be held liable for such Loss).  Transferee shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.  In addition, no Contributor or Management Party shall have any Liability for any Loss to the extent the same includes any Losses on any LEAF Financial Transferred Assets or RCC Transferred Asset due to a lack of anticipated cash flow including, without limitation, amounts which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy, or financial inability to pay of any obligor under any lease or loan contracts included as part of the LEAF Financial Transferred Assets or owned by LRF, but excluding any Losses resulting from a breach of a representation or warranty made by such party in this Agreement.

10.3           Indemnification by Transferee.

(a)           Transferee hereby agrees to indemnify and hold Contributors and the Management Parties and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Contributor Indemnified Parties”) harmless from and against, and pay to the applicable Contributor Indemnified Parties the amount of, any and all Losses:

(i)           based upon or resulting from the failure of any of the representations and warranties made by Transferee in this Agreement to be true and correct in all respects at the date hereof; and

(ii)           based upon or resulting from the breach of any covenant on the part of Transferee under this Agreement.

(b)           The Contributors and the Management Parties shall take and cause their Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

10.4           Indemnification Procedures.

(a)           A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

(b)           In the event that any Legal Proceedings shall be instituted, or that any claim shall be asserted, by any third party in respect of which payment may be sought under Sections 10.2 and 10.3 hereof (regardless of the limitations set forth in Section 10.5) ( an “Indemnification Claim”), the indemnified party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party is prejudiced as a result of such failure.  The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder, it shall within 30 days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim.  If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Indemnification Claim.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim.  Notwithstanding anything in this Section 10.4 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all Liability in respect of the Indemnification Claim.  Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Sections 10.5 and 10.6, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Indemnification Claim, free of any participation by the indemnifying party, and the amount of any ultimate Liability with respect to such Indemnification Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such Indemnification Claim.

(c)           After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

10.5           Certain Limitations on Indemnification.  Neither a Transferee Indemnified Party nor a Contributor Indemnified Party shall be entitled to indemnification pursuant to Section 10.2 or Section 10.3 with respect to any matter which had been duly waived prior to Closing.

10.6           Calculation of Losses.  Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof.

10.7           Exclusive Remedy.  From and after the Closing the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Article X.  In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other parties arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common Law or otherwise).  Notwithstanding the foregoing, this Section 10.7 shall not operate to limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief).

ARTICLE XI

MISCELLANEOUS

11.1           Tax Matters.

(a)           All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne equally by the Transferee on the one hand and by the person contributing the assets to which such tax or charge is applicable, on the other hand.

(b)           For purposes of the definitions of Leasing Business, LEAF Financial Transferred Assets, RCC Transferred Assets and Assumed Liabilities, in the case of a taxable period that includes the Closing Date, Taxes shall be allocated to the periods before and after the Closing Date as follows:  (i) in the case of Taxes such as property taxes, such Taxes shall be allocated to periods before and after the Closing Date on a per diem basis and (ii) in the case of Taxes based on net or gross income, or transactional taxes such as sales taxes, the portion of such Taxes allocable to the period before the Closing Date shall be computed on the assumption that the taxable period ended on the Closing Date.

(c)           Each Contributor and each Management Party who, immediately following Closing shall own 1% or more of the outstanding Common Stock, covenants and agrees that it or he will comply with the record keeping and information filing requirements of Treasury Regulations §1.351-3 under the Code.

11.2           Expenses.  Except as otherwise provided in this Agreement, each of the Contributors, Management Parties and Transferee shall bear his or its respective expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

11.3           Submission to Jurisdiction; Consent to Service of Process.

(a)           The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the City of Wilmington, State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 11.6.

11.4           Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.5           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction.

11.6           Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier, in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to RCC:

One Crescent Drive
Suite 203
Navy Yard Corporate Center
Philadelphia, PA 19112
Attention:  Chief Financial Officer

With a copy (which shall not constitute notice) to:

Ledgewood
1900 Market Street
Philadelphia, PA  19103
215-735-2513
Attention: J. Baur Whittlesey, Esq. and Richard J. Abt, Esq.

If to LEAF Financial:

LEAF Financial
LEAF Commercial Capital, Inc.
2005 Market Street, 15th Floor
Philadelphia, PA 19103
Attention:  Chief Executive Officer

If to Transferee:

LEAF Commercial Capital, Inc.
2005 Market Street, 15th Floor
Philadelphia, PA 19103
Attention:  Chief Executive Officer

If to Management Parties, to:

The addresses set forth opposite
their respective names in
Exhibit A to this Agreement

11.7           Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.8           Binding Effect; Assignment.

(a)           This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by the Contributors or Management Parties, directly or indirectly (by operation of law or otherwise), without the prior written consent of the Transferee and any attempted assignment without the required consents shall be void.  Transferee may assign its rights and obligations hereunder to any Affiliate of Transferee.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Transferee shall also apply to any such assignee unless the context otherwise requires.

(b)           After consummation of the transactions contemplated by this Agreement, the Transferee may assign, without the consent of RCC or TRS, all or a portion of the Transferee’s rights to the RCC Transferred Assets.

11.9           Non-Recourse.

(a)           No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney or representative of the Contributors or any of their Affiliates shall have any Liability for any obligations or liabilities of any Contributor under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

(b)           TRS shall not pay any specified yield to the Transferee if the amounts received with respect to any RCC Transferred Asset differ from the amounts anticipated to be received as of the date of the sale of such RCC Transferred Asset.

(c)           There shall be no Transferee recourse against TRS, and Transferee expressly disclaims any and all liability whatsoever on the part of TRS, for any RCC Transferred Asset which does not provide any anticipated cash flow, including without limitation amounts which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy, or financial inability to pay of any obligor under any lease or loan contracts owned by LRF, except to the extent that TRS has breached any of its representations and warranties in this Agreement.

11.10           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

CONTRIBUTORS:

LEAF FINANCIAL CORPORATION

By:

Name:

Title:

RESOURCE TRS, INC.

By:

Name:

Title:

RESOURCE CAPITAL CORP.

By:

Name:

Title:

TRANSFEREE:

By:

Name:

Title:

MANAGEMENT PARTIES:

Pursuant to Section 11.10 hereof, each Management Party has executed a counterpart signature page to this Agreement

SCHEDULE 1.1(h)

CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS

of

SERIES A PREFERRED STOCK

of

LEAF COMMERCIAL CAPITAL, INC.

(Pursuant to Section 151 of the
Delaware General Corporation Law)

LEAF Commercial Capital, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors” or the “Board”), pursuant to the authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, no par value (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I.  DESIGNATION AND AMOUNT

The designation of this series, which consists of five thousand (5,000) shares of Preferred Stock, is the Series A Preferred Stock (the “Series A Preferred Stock”) and the face amount shall be Ten Thousand Dollars ($10,000.00) per share (the “Face Value”). Such number of shares may be increased to pay PIK Preferred Shares (as defined in Article III.C below) or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the number of shares then outstanding.

II.  CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

“business day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

“Change of Control Event” shall occur if the Corporation shall:

(i)           sell, convey or dispose of all or substantially all of its assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Corporation);

(ii)           merge or consolidate with or into, or engage in any other business combination with, any other person or entity, in any case, which results in either (A) the holders of the voting securities of the Corporation immediately prior to such transaction holding or having the right to direct the voting of fifty percent (50%) or less of the total outstanding voting securities of the Corporation or such other surviving or acquiring person or entity immediately following such transaction or (B) the members of the board of directors or other governing body of the Corporation comprising fifty percent (50%) or less of the members of the board of directors or other governing body of the Corporation or such other surviving or acquiring person or entity immediately following such transaction; or

(iii)           have fifty percent (50%) or more of the voting power of its capital stock owned beneficially by one person, entity or “group” (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended) other than Resource America, Inc. and its subsidiaries, including LEAF.

“Common Stock” means the Corporation’s common stock, no par value.

“Contribution Agreement” means the Contribution Agreement dated on or about the date hereof among LFC, Resource Capital Corp., Resource TRS, Inc. and the Corporation, including the Share Purchase Agreement annexed thereto.

“Dividend” means initially an amount equal to (Rate)x(N/365)x(Face Amount), where the “Rate” shall initially be equal to .10 and “N” means the number of days from the Dividend Commencement Date or the date that the last payment of the Dividend was made in full, as applicable.  Effective January 1, 2014 the Rate shall increase by .02.

“LFC” means LEAF Financial Corporation, a Delaware corporation.

“Liquidation Value” means, for each share of Series A Preferred Stock, the Face Value (to the extent not redeemed pursuant to Article III.B below) plus all accrued and unpaid Dividends and any amounts due pursuant to Article VIII. C.

“Majority Holders” means the holders of a majority of the then outstanding shares of Series A Preferred Stock.

“Required Cash Portion” means initially an amount equal to (Pay Rate)x(N/365)x(Face Amount), where the “Pay Rate” shall initially be equal to .02 and “N” means the number of days from the Dividend Commencement Date or the date that the last payment of the Dividend was made in full, as applicable.  Effective each of January 1, 2012 and January 1, 2013, the Pay Rate shall increase by .01, and effective January 1, 2014, the Pay Rate shall increase by .08 to .12.

III.  DIVIDENDS

A.           Accrual; Payment Dates.  Dividends on each share of Series A Preferred Stock shall accrue and shall be cumulative from the date of issuance of such share (the “Dividend Commencement Date”).  For each outstanding share of Series A Preferred Stock, Dividends shall be payable cumulatively, at the applicable Rate, upon each of January 20, April 20, July 20 and October 20 (each, a “Dividend Payment Date”) until such share is fully redeemed, except that if any Dividend Payment Date is not a business day, then such Dividend Payment Date shall be the immediately preceding business day.

B.           Declaration of Dividends.  The Corporation shall not declare, pay or set aside any dividends, whether payable in cash, property or otherwise, on shares of any other class or series of

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capital stock of the Corporation unless the holders of the Series A Preferred Stock then outstanding shall first receive on each outstanding share of Series A Preferred Stock an amount at least equal to the sum of (i) the amount of the aggregate Dividends then accrued on such share of Series A Preferred Stock and not previously paid and (ii) an amount equal to the Face Value for such share of Series A Preferred Stock and not previously paid (the “Capital Return”). Any Capital Return paid pursuant to clause (ii) shall be deemed a redemption of that number of shares of Series A Preferred Stock equal to the Capital Return amount divided by 1,000.

C.           Payment.  Payment of the Required Cash Portion of the Dividend and the Capital Return shall be made in cash. With respect to any Dividend Payment Date on or prior to April 20, 2013, payment of the Dividend (other than the Required Cash Portion) shall be made, at the Corporation’s sole discretion, in cash or in kind in additional shares of Series A Preferred Stock in an amount equal to the Dividend amount (other than the Required Cash Portion) divided by the Face Value (the “PIK Preferred Shares”).  With respect to any Dividend Payment Date after April 20, 2013, payment of all of the Dividends shall be made in cash.

IV.  REDEMPTION

A.           Optional Redemption by the Corporation.  The Corporation shall have the right to redeem shares of the Series A Preferred Stock at any time for an amount equal to the Liquidation Value thereof, provided that the Corporation has paid in full (i) all accrued Dividends as of the most recent Dividend Payment Date and (ii) any amounts due under Article VIII.C.

B.           Notice; Segregation of Funds.  Any redemption made by the Corporation pursuant to this Article IV.A (the “Company Redemption”) shall be made by providing not less than thirty (30) days’ advance written notice (the “Company Redemption Notice”) to the holders of shares of Series A Preferred Stock specifying the date of the redemption, which shall be a business day (the “Company Redemption Date”).  The Corporation may redeem all or any portion of the outstanding shares of Series A Preferred Stock pursuant to this Article IV.A. The Corporation may not deliver to a holder a Company Redemption Notice unless on or prior to the date of delivery of such Company Redemption Notice, the Corporation shall have segregated on the books and records of the Corporation an amount of cash sufficient to pay the Liquidation Value.  Any Company Redemption Notice delivered shall be irrevocable and shall be accompanied by a statement executed by a duly authorized officer of the Corporation.

C.           Payment.  The price per share of Series A Preferred Stock required to be paid by the Corporation pursuant to Article IV.A (the “Company Redemption Amount”) shall be paid in cash to each holder whose Series A Preferred Stock is being redeemed on the Company Redemption Date to an account designated by such holder; provided, however, that the Corporation shall not be obligated to deliver any portion of the Company Redemption Amount until either the certificates for the shares of Series A Preferred Stock being redeemed are delivered to the office of the Corporation or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and delivers the appropriate documentation in accordance with Article VIII.B hereof.

V.  LIQUIDATION PREFERENCE

A.           If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial

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part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 90 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, including, but not limited to, a Change of Control Event and any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged) (each a “Liquidation Event”), no distribution shall be made to the holders of any shares of capital stock of the Corporation upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series A Preferred Stock shall have received the Liquidation Value with respect to each share of Series A Preferred Stock.

B.           In the event the Liquidation Event is of the type described in subclause (i) or (ii) of the definition of “Change of Control Event” set forth herein or a consolidation or merger of the Corporation with any other entity in which the Corporation receives as consideration the securities of the acquiring or surviving entity (such securities, “Acquiror Securities”), then, to the extent commercially practicable, the Corporation may distribute such Acquiror Securities to the holders of the Series A Preferred Stock in connection with the payment of the Liquidation Value payable as a result of such Liquidation Event, and the distribution of the Acquiror Securities shall be made pro rata to each holder of Series A Preferred Stock in proportion to the aggregate amount of consideration to which such holder is entitled to receive as set forth in this Article V.  If in such a Liquidation Event the Acquiror Securities to be distributed are not divisible in a commercially practicable manner so as to effect the pro rata distribution contemplated by this Article V.B, then the Corporation shall use commercially reasonable efforts to liquidate such Acquiror Securities for cash.  The value of any Acquiror Securities distributable in connection with a Liquidation Event shall be the fair market value of such securities as determined in good faith by the Board of Directors.  In the event that the value of the Acquiror Securities (or cash distributed upon the liquidation of such Acquiror Securities) is insufficient to pay the full Liquidation Value payable to the holders of the Series A Preferred Stock as set forth in this Article V, than the Corporation shall pay the remaining balance of the Liquidation Preference to such holders in cash.

VI.  VOTING RIGHTS

The holders of shares of Series A Preferred Stock shall have the following voting rights:

A.           Appointment of Board Members.  So long as any share of Series A Preferred Stock is outstanding, the Majority Holders shall have the right to appoint one (1) member of the Board of Directors.  The Majority Holders may remove any Board member appointed by them at any time, with or without cause, and shall have the right to fill any resulting vacancy.

B.           Other Voting Rights.  Each of the following actions by the Corporation will at all times require the consent of the Majority Holders, voting as a separate class from the holders of the Common Stock:

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(i)           alteration or change of the rights, preferences or privileges of the Series A Preferred Stock, or alteration or change of the rights, preferences or privileges of any capital stock of the Corporation that may affect adversely the Series A Preferred Stock;

(ii)           any material change in the nature and scope of the business of the Corporation and its subsidiaries;

(iii)           the amendment or repeal of any provision of the Corporation’s certificate of incorporation or bylaws;

(iv)           the approval of the annual business plan and budget of the Corporation or any material modification of the annual business plan and budget of the Corporation after approval by the Majority Holders;

(v)           any merger, consolidation, reorganization, reclassification, recapitalization, spin-off, sale of all or substantially all the assets or similar transactions involving the Corporation or its subsidiaries;

(vi)           any acquisition by the Corporation or any of its subsidiaries (in a single transaction or a series of related transactions) of any assets, business or operation in the aggregate with the value of more than $500,000 (other than in the ordinary course of business or as contemplated by the annual business plan and budget approved by the Majority Holders); and

(vii)           the liquidation, dissolution, winding up, voluntary bankruptcy, approval of receivers or similar events involving the Corporation and its subsidiaries.

VII.  RANK

All shares of the Series A Preferred Stock shall rank (i) prior to the Corporation’s Common Stock and any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the Majority Holders obtained in accordance with Article VI hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series A Preferred Stock); (ii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority Holders obtained in accordance with Article VI hereof) specifically ranking, by its terms, on parity with the Series A Preferred Stock; and (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority Holders obtained in accordance with Article VI hereof) specifically ranking, by its terms, senior to the Series A Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

VIII.  MISCELLANEOUS

A.            Cancellation of Series A Preferred Stock.  If any shares of Series A Preferred Stock are redeemed or repurchased by the Corporation, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

B.            Lost or Stolen Certificates.  Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock certificate(s) and (ii) (y) in the case of loss,

5

theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Preferred Stock certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock certificate(s) of like tenor and date.

C.           Payment of Cash; Defaults.  Whenever the Corporation is required to make any cash payment to a holder of Series A Preferred Stock pursuant to this Certificate of Designation (as payment of any Dividend, upon redemption or otherwise), such cash payment shall be made to the holder within five business days of the payment date set forth herein.  If such payment is not delivered within such five business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of eighteen percent (18%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

D.            Remedies Cumulative.  The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series A Preferred Stock and that the remedy at law for any such breach may be inadequate.  The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

E.            Waiver.  Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.

F.              Notices.  Any notices required or permitted to be given under the terms hereof shall be delivered personally, or sent by nationally recognized overnight carrier and shall be effective upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier in each case addressed to a party, at the address set forth for such party in the Purchase and Sale Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this ____ day of December, 2010.

LEAF COMMERCIAL CAPITAL, INC.

By:______________________________
Name:____________________________
Its:_______________________________

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SCHEDULE 2.1(b)(i)

THIS WARRANT AND THE SECURITIES FOR WHICH THIS WARRANT MAY BE EXERCISED (COLLECTIVELY, THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, THE SECURITIES ACT AND IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS.

ANY TRANSFEREE OF THIS WARRANT SHOULD CAREFULLY REVIEW THE TERMS OF THIS WARRANT, INCLUDING SECTION 2(d) HEREOF.  THE SECURITIES REPRESENTED BY THIS WARRANT MAY BE LESS THAN THE NUMBER SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 2(d) HEREOF.

LEAF COMMERCIAL CAPITAL, INC.

Warrant To Purchase Common Stock

Warrant No.: Number of Shares:

LEAF COMMERCIAL CAPITAL, INC., a Delaware corporation (the “Company”), hereby certifies that, for Ten United States Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, RESOURCE TRS, INC., or its permitted assigns, is entitled, subject to the terms set forth below, to purchase from the Company upon surrender of this Warrant (if required by Section 2(d)), at any time or times on or after the Warrant Date (as defined in Section 1 (ix)), but not after 11:59 P.M. New York Time on the Expiration Date (as defined herein) Four Thousand Eight Hundred (4,800) fully paid nonassessable shares of Common Stock (as defined in Section 1(iii) below) of the Company (the “Warrant Shares”) at the Warrant Exercise Price (as defined in Section 1(x) below).

Section 1.  Definitions. The following words and terms as used in this Warrant shall have the following meanings:

“Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires approval of the Company’s stockholders.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Common Stock” means (i) the Company’s common stock, no par value, and (ii) any capital stock into which such Common Stock shall have been changed or any capital stock resulting from a reclassification of such Common Stock.

“Expiration Date” means the date that is five (5) years after the Warrant Date or, if such date does not fall on a Business Day, then the next Business Day.

“Ordinary Cash Dividend” means a cash dividend on shares of Common Stock out of surplus or net profits legally available therefore determined in accordance with accounting principles generally accepted in the United States from time to time.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof or any other legal entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Warrant” means this Warrant and all Warrants issued in exchange, transfer or replacement hereof pursuant to the terms of this Warrant.

“Warrant Date” means January 4, 2011.

“Warrant Exercise Price” shall be equal to, with respect to any Warrant Share, $0.01.

Section 2.  Exercise of Warrant.

Subject to the terms and conditions hereof, this Warrant may be exercised by the holder hereof then registered on the books of the Company, in whole or in part, at any time on any Business Day on or after the opening of business on the Warrant Date and prior to 11:59 P.M. New York Time on the Expiration Date by (i) delivery of a written notice, in the form of the subscription form attached as Exhibit A hereto (the “Exercise Notice”), of such holder’s election to exercise this Warrant, which notice shall specify the number of Warrant Shares to be purchased, (ii) payment to the Company of an amount equal to the Warrant Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) by certified check or by wire transfer of immediately available funds, and (iii) if required by Section 2(e) or unless the Holder has previously delivered this Warrant to the Company and it or a new replacement Warrant has not yet been delivered to the Holder, the surrender to a common carrier for overnight delivery to the Company as soon as practicable following such date, this Warrant (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction); provided, that if such Warrant Shares are to be issued in any name other than that of the registered holder of this Warrant, such issuance shall be deemed a transfer and the provisions of Section 7 shall be applicable.  In the event of any exercise of the rights represented by this Warrant in compliance with this Section 2(a), the Company shall on the second (2nd) Business

2

Day (the “Warrant Share Delivery Date”) following the date of its receipt of the later of the Exercise Notice, the Aggregate Exercise Price and if required by Section 2(d) (or unless the holder of this Warrant has previously delivered this Warrant to the Company and it or a new replacement Warrant has not yet been delivered to the holder), this Warrant (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction) (the “Exercise Delivery Documents”), issue and deliver to the address specified in the Exercise Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled.  Upon the later of the date of delivery of (x) the Exercise Notice and (y) the Aggregate Exercise Price referred to in clause (ii) above, the holder of this Warrant shall be deemed for all purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised (the date thereof being referred to as the “Deemed Issuance Date”), irrespective of the date of delivery of this Warrant as required by clause (iii) above or of the certificates evidencing such Warrant Shares.

If this Warrant is submitted for exercise, as may be required by Section 2(d), and unless the rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, as soon as practicable and in no event later than four (4) Business Days after receipt of this Warrant (the “Warrant Delivery Date”) and at its own expense, issue a new Warrant identical in all respects to this Warrant except it shall represent rights to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which such Warrant is exercised.

No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares issued upon exercise of this Warrant shall be rounded up or down to the nearest whole number (with 0.5 rounded up).

Book-Entry.  Notwithstanding anything to the contrary set forth herein, upon exercise of this Warrant in accordance with the terms hereof, the holder of this Warrant shall not be required to physically surrender this Warrant to the Company unless it is being exercised for all of the Warrant Shares represented by the Warrant.  The holder and the Company shall maintain records showing the number of Warrant Shares exercised and issued and the dates of such exercises or shall use such other method, reasonably satisfactory to the holder and the Company, so as not to require physical surrender of this Warrant upon each such exercise.  In the event of any dispute or discrepancy, such records of the Company establishing the number of Warrant Shares to which the holder is entitled shall be controlling and determinative in the absence of demonstrable error.  Notwithstanding the foregoing, if this Warrant is exercised as aforesaid, the holder may not transfer this Warrant unless the holder first physically surrenders this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder a new Warrant of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Warrant Shares represented by this Warrant.  The holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following exercise of any portion of this Warrant, the number of Warrant Shares represented by this Warrant may be less than the number stated on the face hereof.  Each Warrant shall bear the following legend:

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ANY TRANSFEREE OF THIS WARRANT SHOULD CAREFULLY REVIEW THE TERMS OF THIS WARRANT, INCLUDING SECTION 2(d) HEREOF.  THE SECURITIES REPRESENTED BY THIS WARRANT MAY BE LESS THAN THE NUMBER SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 2(d) HEREOF.

Section 3.  Covenants.  The Company hereby covenants and agrees as follows:

This Warrant is, and any Warrants issued in substitution for or replacement of this Warrant will upon issuance be, duly authorized and validly issued.

All Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued, fully paid and nonassessable.

During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have duly authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise of the rights then represented by this Warrant.

The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the holder of this Warrant in order to protect the exercise privilege of the holder of this Warrant against impairment, consistent with the tenor and purpose of this Warrant.  Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant, and (ii) will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant in accordance with its terms.

This Warrant will be binding upon any entity succeeding to the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets.

Section 4.  Taxes.  The Company shall pay any and all taxes (excluding income taxes, franchise taxes or other taxes levied on gross earnings, profits or the like of the holder of this Warrant) that may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

Section 5.  Warrant Holder Not Deemed a Shareholder.  No holder, as such, of this Warrant shall be entitled to vote or receive distributions or dividends or be deemed the holder of shares of the Company for any purpose (other than to the extent that the holder is deemed to be a beneficial holder of shares under applicable securities laws), nor shall anything contained in this Warrant be construed to

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confer upon the holder hereof, as such, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the Deemed Issuance Date of the Warrant Shares that such holder is then entitled to receive upon the due exercise of this Warrant.  In addition, nothing contained in this Warrant shall be construed as imposing any obligations or liabilities on such holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

Section 6.  Representations of Holder.  The holder of this Warrant, by the acceptance hereof, represents that it is acquiring this Warrant, and upon exercise hereof will acquire the Warrant Shares, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, the holder does not agree to hold this Warrant or any of the Warrant Shares for any minimum or other specific term and reserves the right to dispose of this Warrant and the Warrant Shares at any time in accordance with or pursuant to a registration statement or an exemption from the registration requirements of the Securities Act.  The holder of this Warrant further represents, by acceptance hereof, that, as of this date, such holder is an “accredited investor” within the meaning of in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act (an “Accredited Investor”) and has had the opportunity to ask questions and receive answers concerning the Company, the Warrant and the offering thereof from the Company.  Each delivery of an Exercise Notice shall constitute confirmation at such time by the holder of the representations concerning the Warrant Shares set forth in the first two sentences of this Section 6, unless contemporaneous with the delivery of such Exercise Notice, the holder notifies the Company in writing that it is not making such representations (a “Representation Notice”).  If the holder delivers a Representation Notice in connection with an exercise, it shall be a condition to such holder’s exercise of this Warrant and the Company’s obligations set forth in Section 2 in connection with such exercise, that the Company receive such other representations and assurances, including an opinion of counsel satisfactory to the Company, as the Company considers reasonably necessary to assure the Company that the issuance of its securities upon exercise of this Warrant shall not violate any applicable federal or state securities laws, and the time periods for the Company’s compliance with its obligations set forth in Section 2 shall be tolled until such holder provides the Company with such other representations.

Section 7.  Ownership and Transfer.

The Company shall maintain at its principal executive offices or at the offices of its transfer agent (or such other office or agency of the Company as it may designate by notice to the holder hereof), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each

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transferee.  The Company may treat the person in whose name any Warrant is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant.

Subject to the limitations of Section 6, this Warrant and the rights granted hereunder shall be assignable by the holder hereof without the consent of the Company by delivery of a Warrant Power in the form attached as Exhibit B hereto.

Section 8.  Adjustments. The number of shares of Common Stock issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that if more than one subsection of this Section 8 is applicable to a single event, the subsection shall be applied that produces the largest adjustment, and no single event shall cause an adjustment under more than one subsection of this Section 8 so as to result in duplication:

(a)           Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare and pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of Warrant Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of this Warrant after such date shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised immediately prior to such date.

(b)           Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 8(a)), the Warrantholder’s right to receive Warrant Shares upon exercise of this Warrant shall be converted into the right to exercise this Warrant to acquire the number of shares of stock or other securities or property (including cash) which the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holder of this Warrant shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the holder’s right to exercise this Warrant in exchange for any shares of stock or other securities or property pursuant to this paragraph. In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant following the consummation of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the consideration that the Warrantholder shall be entitled to receive upon exercise shall be deemed to be the types and amounts of consideration received by the majority of all holders of the shares of common stock that affirmatively make an election (or of all such holders if none make an election).

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(c)           Rounding of Calculations; Minimum Adjustments. All calculations under this Section 8 shall be made to the nearest one thousandth (1/1000th) of a share. Any provision of this Section 8 to the contrary notwithstanding, no adjustment in the number of Warrant Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than one hundredth (1/100th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate one hundredth (1/100th) of a share of Common Stock, or more.

(d)           Timing of Issuance of Additional Common Stock Upon Certain Adjustments.  In any case in which the provisions of this Section 8 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the holder of this Warrant exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such holder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that the Company upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(e)           Statement Regarding Adjustments. Whenever the number of Warrant Shares into which this Warrant is exercisable shall be adjusted as provided in this Section 8, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the number of Warrant Shares into which this Warrant shall be exercisable after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to the holder of this Warrant at the address appearing in the Company’s records.

(f)           Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 8 (but only if the action of the type described in this Section 8 would result in an adjustment in the number of Warrant Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give notice to the holder of this Warrant, in the manner set forth in Section 11, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant.  In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

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(g)           Adjustment Rules. Any adjustments pursuant to this Section 8 shall be made successively whenever an event referred to herein shall occur.

Section 9.  Additional Rights.

(a)           Fundamental Transactions.  Prior to expiration of this Warrant or the Holder’s exercise in full hereof, the Company shall provide twenty (20) days advance notice to the holder of this Warrant of a Business Combination, the purchase or redemption of capital stock of the Company, an initial public offering of the Common Stock, a recapitalization of the Company, a voluntary or involuntary dissolution, liquidation or winding up of the Company, or the record date for the making of a distribution to all holders of shares of its Common Stock or securities, evidences of indebtedness, assets, cash, rights or warrants (excluding Ordinary Cash Dividends, dividends of its Common Stock and other dividends or distributions referred to in Section 8(a)). In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(b)           The holder of this Warrant shall have the right to conduct appropriate due diligence prior to exercise of the Warrant.

(c)           Registration Rights.  If the Company at any time while this Warrant is outstanding and unexpired shall grant any holder of its securities registration rights, it shall grant the holder of this Warrant identical registration rights.

Section 10.  Lost, Stolen, Mutilated or Destroyed Warrant.  If this Warrant is lost, stolen, mutilated or destroyed, the Company shall promptly, on receipt of an indemnification undertaking by the holder (or in the case of a mutilated Warrant, receipt of such Warrant), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed.

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Section 11.  Notice.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Warrant must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

LEAF Commercial Capital, Inc.
One Commerce Square
15th Floor
Philadelphia, PA 19103
Facsimile:
Attention:  General Counsel

If to the Warrant Holder:

Resource Capital Corp.
One Crescent Drive, Suite 203
Navy Yard Corporate Center
Philadelphia, PA 19112
Facsimile: (215) 465-0600
Attention:  Chief Financial Officer

With a copy (which shall not constitute notice) to:

Ledgewood
1900 Market Street, Suite 750
Philadelphia, PA 19103
Facsimile:                      (215) 735-2513
Attention:                      J. Baur Whittlesey, Esquire

Section 12.  Date.  The date of this Warrant is January 4, 2011.  This Warrant, in all events, shall be wholly void and of no effect after 11:59 P.M., New York Time, on the Expiration Date, except that notwithstanding any other provisions hereof, the provisions of Section 7 shall continue in full force and effect after such date as to any Warrant Shares or other securities issued upon the exercise of this Warrant.

Section 13.  Amendment and Waiver.  Except as otherwise provided herein, this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only with the written consent of the holder of this Warrant.

Section 14.  Descriptive Headings; Governing Law.  The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of

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this Warrant.  All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 15.  Rules of Construction.  Unless the context otherwise requires, (a) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Warrant, (b) each accounting term not otherwise defined in this Warrant has the meaning assigned to it in accordance with generally accepted accounting principles (GAAP), (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Warrant shall be by way of example rather than limitation.

* * * * * *

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed as of the date first written above.

LEAF COMMERCIAL CAPITAL, INC.

By:
Title:
Title:

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SCHEDULE 2.1(b)(ii)

SHARE PURCHASE AGREEMENT

THIS AGREEMENT, made the 4th day of January, 2011 by and between LEAF COMMERCIAL CAPITAL, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”) and RESOURCE TRS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Purchaser”),

W I T N E S S E T H:

WHEREAS, the Company desires to sell and issue to the Purchaser, and the Purchaser wishes to purchase from the Company an aggregate of 2,626.783 shares of the Company’s Series A Preferred Stock (the “Initial Series A Preferred Stock”), with the designation, preferences and rights set forth in that certain Certificate of Designation, Preferences and Rights (the “Certificate”), in form attached hereto as Exhibit A; and

WHEREAS, the Company and the Purchaser desire that the Company have an option (the “Option”) to sell, from time to time and subject to the terms and conditions of this Agreement, up to an additional 1,000 shares of the Company’s Series A Preferred Stock (the “Option Series A Preferred Stock”, and together with the Initial Series A Preferred Stock, the “Preferred Stock”) to the Purchaser;

NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

Issuance of Initial Series A Preferred Stock.  Upon the terms and conditions, set forth in this agreement, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the Initial Series A Preferred Stock.

Purchase Price.  The purchase price for the Initial Series A Preferred Stock to be acquired by the Purchaser (the “Initial Purchase Price”) shall be $5,221,283 million.

The Closing.

Timing.  Subject to the fulfillment or waiver of the conditions set forth in that certain Transfer and Contribution Agreement of even date herewith by and among the Company, Purchaser, LEAF Financial Corporation, Resource Capital Corporation and several individuals named therein (the “Contribution Agreement”) and the closing of the transactions contemplated thereby, the purchase and sale of the Initial Series A Preferred Stock shall take place at a closing (the “Initial Closing”), on or about the date on which closing is being held under the Contribution Agreement or such other date as the Purchaser and the Company may agree upon (the “Initial Closing Date”).

Form of Payment and Closing.  On the Initial Closing Date, the Company shall issue the Initial Series A Preferred Stock in book-entry form in the name of the Purchaser, and Purchaser shall deliver the Initial Purchase Price by wire transfer of immediately available funds to an account designated in writing by the Company.  In addition, at or before the Initial Closing, each party shall deliver such documents, instruments and writings as may be deemed to be reasonably necessary by the other party to complete the purchase and sale of the Initial Series A Preferred Stock.  Subject to the payment of the Initial Purchase Price in accordance with this Agreement, the Series A Preferred Stock will be fully paid for by the Purchaser as of the Initial Closing Date.

The Option.

From the date hereof until July 4, 2011 at any time and from time to time, the Company, may, by written notice (the “Option Notice”) to the Purchaser, exercise all or any portion of the Option, subject, however, to the conditions and limitations set forth in Section 1.4 (d) and Section 1.4(e).

In the event that the Option is exercised, the purchase price for the Option Series A Preferred Stock shall be $10,000 per share multiplied by the number of shares being purchased (the “Option Purchase Price”).  The purchase and sale of the Option Series A Preferred Stock shall take place at one or more closings (each, an “Option Closing”) at such day and time as the Company shall designate in the Option Notice, which shall be no less than 10 days nor more than 30 days from the date the Option Notice is first sent to the Purchaser (each, an “Option Closing Date”).

On an Option Closing Date, the Company shall issue the Option Series A Preferred Stock in book-entry form in the name of Purchaser, and Purchaser shall deliver the Option Purchase Price by wire transfer of immediately available funds to an account designated in writing by the Company.  In addition, before such Option Closing, each party shall deliver such documents, instruments and writings as may be deemed to be reasonably necessary by the other party to complete the purchase and sale of the Option Series A Preferred Stock being purchased.  Subject to the payment of the aggregate Option Purchase Price in accordance with this Agreement, the Option Series A Preferred Stock so issued will be fully paid for by the Purchaser as of such Option Closing Date.

Any exercise of the Option shall be subject to the following conditions:  (i) the sale of the Initial Series A Preferred Stock pursuant to Sections 1.3 above shall have been consummated; (ii) the Company shall be not be in default or breach of its obligations under the Certificate; (iii) there shall be no actions, suits, proceedings, inquiries or investigations pending or threatened against the Company, including those under bankruptcy, insolvency, receivership or similar laws, that could reasonably be expected to have a Material Adverse Effect (as such term is defined in the Contribution Agreement) on the Company; and (iv) the representations and warranties of the Company set forth in Article VII of the Contribution Agreement shall be true and correct as though made as of the Option Closing Date.

The number of shares of Option Series A Preferred Stock as to which the Company may exercise the Option may not, without the prior written consent of Purchaser, exceed that number of shares equal to (i) (A) the Additional Guggenham Facility Amount divided by 100,000,000 (B) multiplied by 1,000, less (ii) the number of shares of Option Series A Preferred Stock theretofore purchased by Purchaser.  For purposes of this Section 1.4(e), the “Additional Guggenham Facility Amount” shall mean any amount of fully committed, irrevocable funding available under the securitized equipment lease warehouse facility provided by Guggenheim Securities LLC and/or its affiliates, of even date herewith, in excess of Fifty Million Dollars (U.S. $50,000,000) to a maximum of One Hundred Fifty Million Dollars ($150,000,000).

Notwithstanding the provisions of Section 1.4(e), the Company may request that Purchaser purchase Series A Preferred Stock in excess of the limitations set forth in Section 1.4(e) or in addition to the total amount of Option Series A Preferred Stock which the Company may require Purchaser to purchase under this Agreement.  If Purchaser shall consent thereto, which such consent shall be in Purchaser’s sole and absolute discretion, the purchase of any such Series A Preferred Stock shall be on the terms and conditions, and subject to the procedures, set forth in this Agreement, subject, however, to such amendments or changes to which the Company and Purchaser shall mutually agree.

Section 2.1                        Representations and Warranties of the Company.  The Company represents and warrants to Purchaser as follows:

(a)           As of the date of this Agreement, and as of the Initial Closing Date, the representations of the Company set forth in Article VII of the Contribution Agreement are and will be true, correct and complete and, to the best of the Company’s Knowledge (as such term is defined in the Contribution Agreement), the representations and warranties of LEAF Financial Corporation set forth in Article IV of the Contribution Agreement are and will be true, correct and complete.

(b)           As of each Option Closing Date, the representations and warranties of the Company set forth in Article VII of the Contribution Agreement will true and correct.

Section 3.1                         Miscellaneous

(a)           Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(b)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction.

(c)           Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day (as such term is defined in the Contribution Agreement) following the day sent by overnight courier, in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Purchaser:

One Crescent Drive
Suite 203
Navy Yard Corporate Center
Philadelphia, PA 19112
Facsimile: (215) 465-0600
Attention:  Chief Financial Officer

With a copy (which shall not constitute notice) to:

Ledgewood
1900 Market Street
Philadelphia, PA  19103
Facsimile:  (215) 735-2513
Attention: J. Baur Whittlesey, Esq. and Richard J. Abt, Esq.

If to the Company, to:

One Commerce Square
2005 Market Street
15th Floor
Philadelphia, PA 19103
Facsimile: (215) 640-6371
Attention:  Chief Executive Officer

(d)           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made, directly or indirectly (by operation of law or otherwise), without the prior written consent of both parties, and any attempted assignment without the required consents shall be void; provided, however, that Purchaser, may assign its rights and obligations hereunder to any Affiliate (as such term is defined in the Contribution Agreement) of Purchaser.  No assignment of any obligations hereunder by a party shall relieve such party hereto of any of its obligations hereunder.  Upon any such permitted assignment, the references in this Agreement to the assigning party shall also apply to any such assignee unless the context otherwise requires.

(e)           Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney or representative of the Purchaser or any of its Affiliates shall have any liability for any obligations or liabilities of any Seller under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

(f)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

RESOURCE TRS, INC.

By:

Name:

Title:

LEAF COMMERCIAL CAPITAL, INC.

By:

Name:

Title: